As filed with the Securities and Exchange Commission on July 6, 2007
                                                      Registration No.333-142685


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM SB-2A/2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GOTTAPLAY INTERACTIVE, INC.
              (Exact name of small business issuer in its charter)

       NEVADA                        7372                     20-1645637
(State or jurisdiction    (Primary Standard Industrial     (I.R.S. Employer
  of incorporation or       Classification Code Number)   Identification No.)
     organization)


       3226 ROSEDALE STREET, STE. 200, GIG HARBOR, WA 98335 (253) 853-4145
          (Address and telephone number of principal executive offices)


                                  JOHN P. GORST
                             CHIEF EXECUTIVE OFFICER
                         3226 ROSEDALE STREET, SUITE 200
                               GIG HARBOR WA 98335
                                 (253)-853-4145
                               Fax (800) 891-4792
            (Name, Address and telephone number of agent for service)

                                   COPIES TO:
                                  de Castro, PC
                                309 Laurel Street
                               San Diego CA 92101
                                 (619) 702-8690
                               Fax (619) 702-9401


Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
  Act, check the following box:                           [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        SHARES TO BE     OFFERING PRICE PER      AGGREGATE           AMOUNT
 SECURITIES TO BE REGISTERED     REGISTERED(1)          SHARE(2)        OFFERING PRICE  OF REGISTRATION FEE

Common Shares $.001 par value      2,279,000              $1.96           $4,466,840          $137.14
to be offered for resale(3)

Common Shares $.001 par value
issuable upon exercise of
warrants(4)                        4,801,098              $1.96           $9,410,152          $288.90


TOTAL                              7,080,098                              $13,876,992         $426.04



 (1) Plus such additional shares as may be issued pursuant to anti-dilution provisions of the currently outstanding warrants and the shares resulting from the exercise of which are included in this prospectus.

 (2) The registration fee has been calculated in accordance with Rule 457(c). On May 1, 2007, the average of the high and low prices for the Registrant's common stock on the Over-The-Counter Bulletin Board was $1.96.

 (3) Consisting 2,279,000 shares of common stock held by 40 selling stockholders.

 (4) Consisting of (a) 250,000 shares of common stock issuable upon exercise of common stock purchase warrants dated as of September 26, 2006, held by four (4) selling stockholders, (b) 676,298 shares of common stock issuable upon exercise of common stock purchase warrants dated as of September 28, 2006, held by four (4) selling stockholders, (c) 192,000 shares of common stock issuable upon exercise of common stock purchase warrants dated January 31, 2007, held by five (5) selling stockholders (d) 2,160,000 shares of common stock issuable upon exercise of common stock purchase warrants dated as of March 12, 2007 held by seventeen (17) selling stockholder, (e) 1,522,800 shares of common stock issuable upon exercise of common stock purchase warrants dated March 23, 2007, held by eight (8) selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

RED HERRING LANGUAGE---Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy, be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                 SUBJECT TO COMPLETION, DATED ________ __, 2007



                                   PROSPECTUS



                           GOTTAPLAY INTERACTIVE, INC.

                        7,080,098 SHARES OF COMMON STOCK


This prospectus relates to the resale, from time to time, of up to 7,080,098 shares of our common stock, par value $.001 per share, by the selling stockholders named in this prospectus. The shares of common stock registered for sale are as follows:

o    2,279,000 shares of common stock held by selling stockholders;

o 3,266,298 shares of common stock issuable upon exercise of common stock purchase warrants at $1.50 per share held by selling stockholders; and

o 1,534,800 shares of common stock issuable upon exercise of common stock purchase warrants at $2.50 per share held by selling stockholders.

         The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

         We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders. However, we will receive the exercise price of any warrants that may be exercised.

         Our common stock is quoted on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTCBB") under the symbol "GTAP". On May 1, 2007, the closing sale price for our common stock was $1.96 on the OTCBB.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE DISCUSSION TITLED "RISK FACTORS" COMMENCING ON PAGE 9.


                   THE DATE OF THIS PROSPECTUS IS JUNE 20, 2007

                                TABLE OF CONTENTS




PROSPECTUS SUMMARY                                                            6
USE OF PROCEEDS                                                               8
DILUTION                                                                      9
RISK FACTORS                                                                  9
DIVIDEND POLICY                                                              18
BUSINESS OF THE COMPANY                                                      18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                    26
MARKET FOR COMMON STOCK                                                      36
MANAGEMENT                                                                   37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT               39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                               41
DESCRIPTION OF SECURITIES                                                    41
PENNY STOCK                                                                  41
SELLING STOCKHOLDERS                                                         42
PLAN OF DISTRIBUTION                                                         43
LEGAL PROCEEDINGS                                                            45
LEGAL MATTERS                                                                46
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.                              46
EXPERTS                                                                      46
FORWARD LOOKING STATEMENTS                                                   46
AVAILABLE INFORMATION                                                        46
FINANCIAL STATEMENTS                                                         47

                               PROSPECTUS SUMMARY

         This summary highlights selected information from elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and the related notes thereto, which are included in this prospectus.

         Unless the context otherwise requires, "Gottaplay," "we," "our," "us" and similar expressions refer to Gottaplay Interactive, Inc., a Nevada corporation, and its predecessors, but not to the selling stockholders identified under the caption "Selling Stockholders."

THE COMPANY

         Gottaplay Interactive, Inc. (the "Company") was formed in Nevada in July 2004 under the name of Donobi, Inc. and is the successor to H-NET.NET, Inc., which was formed under the laws of Colorado in May 1986. On July 24, 2006, pursuant to a Merger Agreement (the "Agreement"), Gotaplay Interactive, Inc. ("Gotaplay"), a privately held Nevada corporation, merged with Donobi, Inc. ( the "Merger"). In accordance with the Merger Agreement, the Registrant (a) completed a one for 6 reverse stock split; (b) issued 17,744,618 post-reverse split shares of common stock to the former stockholders of Gotaplay; (c) amended the Articles of Incorporation by changing the name of the Registrant from Donobi, Inc. to Gottaplay Interactive, Inc.; and, (d) except for William M. Wright, III and Norm Johnson, the directors of the Registrant resigned and the three former directors of the Gotaplay were elected to the board of directors of Registrant. As a result of the Merger, voting control changed and, except for Mr. William M. Wright, III, who remained as Chief Operating Officer, the other officers resigned and were replaced by officers selected by Gotaplay's management (see "Directors and Executive Officers").

         Upon consummation of the Merger we assumed all of the business operations of Gotaplay to include their assets, their debts, and their commitments, such as leases and consultant agreements. We now operate two divisions, one division for our Internet connectivity business and one division for the video game subscription and rental business.

         Gottaplay Interactive, Inc.'s primary business division is on the on-line video game rental subscriptions. We are dedicated to providing customers with a quality rental experience through our web site, www.gottaplay.com. The service is an alternative to store based gaming rentals. We currently provide rental services to our subscribers, and we also offer the option to purchase new or used video game titles at a discounted price. We seek to provide customers with a large selection of video game rental choices for the payment of a monthly subscription fee. Customers can enroll, on the internet, to rent and/or buy video games offered by us. The selected games are then shipped to the customer via first class mail. Active subscribers can retain the games for an indefinite amount of time as long as they continue to pay the monthly subscription fees. Customers can return or exchange their selections at any time by returning their game(s) in the pre-paid and pre-addressed packages provided by us.

         Our Donobi division ("Donobi") operates as an Internet service provider ("ISP") with operations in Washington, Oregon and Hawaii. It offers Internet connectivity to individuals, multi-family housing, businesses, organizations, educational institutions and government agencies. Donobi provides high quality, reliable and scalable Internet access, web hosting and development, equipment co-location, and networking services to underserved rural markets. Donobi's overall strategy is to become the dominant Internet service provider for residents and small to medium-sized businesses within certain rural and semi-rural areas in the United States. Our current focus is within the states of Washington, Oregon and Hawaii.

         We are headquartered at 3226 Rosedale Street, Suite 200, Gig Harbor, Washington 98335 and our telephone number is (253) 853-4145. We also maintain Internet sites on the World Wide Web ("WWW") at WWW.GOTTAPLAY.COM and WWW.DONOBI.COM. Information contained on our Web sites is not and should not be deemed to be a part of this Form SB-2.


                                                                  THE OFFERING
Securities                                      Offered 7,080,098 shares of
                                                common stock issued or issuable
                                                upon exercise by selling
                                                stockholders of Warrants.

Common Stock Outstanding as of                  31,101,170 shares of common stock.
May 1, 2007

Common Stock to be Outstanding                  35,902,268 shares of common stock
                                                (assuming all 4,801,098 Warrants
After this Offering                             are exercised.)

Use of Proceeds                                 We will not receive any of the
                                                proceeds from the sale of the shares
                                                of common stock offered by this
                                                prospectus. We will receive estimated
                                                gross proceeds of up to $8,736,447
                                                if the selling stockholders exercise
                                                all of the currently outstanding warrants
                                                to purchase the shares of our common
                                                stock covered by this prospectus.
                                                We currently intend to use such net
                                                proceeds, if any, for working capital
                                                and general corporate purposes.
                                                See "Use of Proceeds."

Risk                                            An investment in the
                                                shares of common stock offered
                                                hereby involves a high degree of
                                                risk and should be made only by
                                                investors who can afford the
                                                loss of their entire investment.
                                                See "Risk Factors" beginning on
                                                page 9.

OTC Bulletin Board Market                       GTAP
trading symbol

                        SUMMARY OF FINANCIAL INFORMATION

BALANCE SHEETS


                                                                March 31,       September 30,     September 30,
                                                                  2007              2006             2005
                                                              (unaudited)
                                                           ---------------- ----------------- ----------------

           ASSETS

           Current Assets                                     $  2,064,536      $    330,893         $ 28,168
           Other Assets                                          2,094,164         1,348,056          116,242
                                                           ---------------- ----------------- ----------------
           Total Assets                                       $  4,158,700      $  1,678,949         $144,410
                                                           ================ ================= ================

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

           Current Liabilities                                $  2,434,892      $ 2 ,969,967        $ 814,961
           Total Liabilities                                     2,514,892         3,055,201          814,961
           Total Stockholders' Equity (Deficit)                  1,643,808       (1,376,252)        (670,551)
                                                           ---------------- ----------------- ----------------
           Total Liabilities and Stockholders' Equity         $  4,158,700      $  1,678,949        $ 144,410
           (Deficit)
                                                           ================ ================= ================


STATEMENTS OF OPERATIONS


                                                          Six months ended     Year ended        Year Ended
                                                           March 31, 2007    September 30,     September 30,
                                                             (unaudited)          2006             2005
                                                           ---------------- ----------------- ----------------
           Revenues                                          $   1,091,390     $     464,531      $    96,573
           Cost of Revenues                                      (652,010)         (321,735)        (204,648)
           Operating Expenses                                  (3,032,800)       (2,069,767)        (665,476)
           Other Expenses                                       (341,214))          (45,952)         (19,830)
                                                           ---------------- ----------------- ----------------
           Net Loss                                          $ (2,934,634)     $ (1,972,923)      $ (793,381)
                                                           ================ ================= ================

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. If all currently outstanding warrants to purchase the shares of common stock offered for resale in this offering were exercised, Gottaplay would receive aggregate gross proceeds of approximately $8,736,447.

         The net proceeds, if any, that we receive from the exercise of warrants will be used for working capital and general corporate purposes. We may also use all or a portion of the net proceeds for the acquisition of businesses, products and technologies or otherwise to enter into strategic alliances. We can give no assurances that we will be able to reach a definitive agreement on or consummate any such related transaction. Pending any uses, we intend to invest the net proceeds from the warrant exercises in short-term, interest-bearing, investment-grade securities.

         The foregoing represents our current best estimate of our use of the net proceeds derived from the exercise of the warrants to purchase the shares of common stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industries in which we operate. We reserve the right to change the use of the net proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

                                    DILUTION

         2,279,000 shares of $0.001 par value common stock to be sold by the selling stockholders are currently issued and outstanding. Accordingly, they will not cause dilution to our existing stockholders. However, the issuance of shares upon the exercise warrants to purchase 4,801,098 shares of our common stock will result in dilution to the interest of existing stockholders.

         If all warrants were exercised, a total 4,801,098 shares would be issued, and our issued and outstanding shares would increase from 31,101,170 shares to 35,902,268 shares resulting in an immediate dilution to existing stockholders. If all warrants were exercised, a total of $8,736,447 of capital would be received by us.

                                  RISK FACTORS

         Our actual results may differ materially from those anticipated in these forward-looking statements. We operate in a market environment that is difficult to predict and involve significant risks and uncertainties, many of which will be beyond the company's control. Additional risks and uncertainties not presently known to us, or that are not currently believed to be important to you, if they materialize, also may adversely affect us.

RISKS RELATING TO OUR BUSINESS

   WE HAVE NOT HAD AN OPERATING PROFIT SINCE ITS INCEPTION. CONTINUING LOSSES MAY EXHAUST OUR CAPITAL RESOURCES AND FORCE US TO DISCONTINUE OPERATIONS.

   Through March 31, 2007, we have incurred cumulative losses of $5,706,383. Our current business plan forecasted these net losses and negative cash flows from operations. We may never generate sufficient revenues to achieve profitability, and if we are unable to make a profit, we may not be able to continue to operate our business. Even if we were profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

   WE HAVE HAD SIGNIFICANT WORKING CAPITAL DEFICITS, WHICH MAKES IT MORE DIFFICULT TO OBTAIN CAPITAL NECESSARY FOR OUR OPERATIONS, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE BUSINESS.

   We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant subscriptions for our game rentals over the Internet. Our possible success is dependent upon the successful development and marketing of our web site and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. We will need additional financing, however there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations and external sources would require us to curtail or cease operations. Any additional equity financing will involve substantial dilution to our then existing stockholders.

   WE ARE SUBJECT TO PRICE VOLATILITY DUE TO OUR OPERATIONS MATERIALLY FLUCTUATING.

   As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

o        our ability to retain existing gaming subscribers and ISP customers;
o our ability to attract gaming subscribers and ISP customers at a steady rate;
o        our ability to maintain subscriber and customer satisfaction;
o the extent to which our subscriber services and ISP products gain market acceptance;
o        introductions of products and services by competitors;
o        price competition in the markets in which we compete;
o        our ability to attract, train, and retain skilled management;
o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and
o general economic conditions and economic conditions specific to the Internet service and gaming industry.

   IF OUR EFFORTS TO ATTRACT GAME RENTAL SUBSCRIBERS ARE NOT SUCCESSFUL, OUR REVENUES WILL BE AFFECTED ADVERSELY.

   We must continue to attract and retain subscribers. We typically retain approximately 71.1% of our customers after one month of membership, 68.4% after two months of membership and 65.7% after three months of membership. Thereafter, we lose approximately 2.7% each month of our new customers. To succeed, we must continue to attract a number of subscribers who have traditionally used game retailers, and game rental outlets. Our ability to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers a high quality experience for selecting, receiving, playing and returning titles. If consumers do not perceive our service offerings to be of quality, or if we introduce new services that are not favorably received by them, we may not be able to attract or retain subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our revenues will be affected adversely.

   IF WE EXPERIENCE EXCESSIVE RATES OF GAME RENTAL SUBSCRIBER CHURN, OUR REVENUES AND BUSINESS WILL BE HARMED.

   We must minimize the rate of loss of existing subscribers while adding new subscribers. We typically retain approximately 74.7% of our new customers from the trial to membership phase. We typically retain approximately 71.1% of our customers after one month of membership, 68.4% after two months of membership and 65.7% after three months of membership. Thereafter, we lose approximately 2.7% each month of our new customers. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate replacing these subscribers with new subscribers.

   IF WE ARE UNABLE TO OFFSET INCREASED DEMAND FOR GAMES WITH INCREASED SUBSCRIBER RETENTION OUR OPERATING MARGINS AND OUR OPERATING RESULTS MAY BE AFFECTED ADVERSELY.

   Subscribers to our service can play as many games as they want every month and, depending on the service plan, may have between one and three games at a time. With use our nine Distribution Centers ("DC") and our proprietary Game Distribution System ("GDS"), we have reduced the transit time of games. As a result, our subscribers have been able to exchange more titles each month, which has increased our operating costs. As we establish additional DC's or further refine our distribution process and GDS, we may see a continued increase in usage by our subscribers. If our subscriber retention does not increase or our operating margins do not improve to an extent necessary to offset the effect of increased operating costs, our operating results will be adversely affected.

   In addition, subscriber demand for games may increase for a variety of other reasons beyond our control, including promotion by manufacturers, the introduction of new gaming platforms and the scarcity of the most popular games. Our subscriber growth and retention may be affected adversely if we attempt to increase our monthly subscription fees to offset any increased costs of acquiring or delivering games.

   IF OUR GAME RENTAL SUBSCRIBERS SELECT TITLES THAT ARE MORE EXPENSIVE FOR US TO ACQUIRE AND DELIVER MORE FREQUENTLY, OUR EXPENSES WILL INCREASE.

   Certain games cost us more to acquire depending on the source from whom they are acquired and the terms on which they are acquired. If subscribers select these games more often on a proportional basis compared to all games selected, then game acquisition expenses could increase, and our gross margins could be adversely affected.

   ANY SIGNIFICANT DISRUPTION IN SERVICE ON OUR WEB SITE OR IN OUR COMPUTER SYSTEMS COULD RESULT IN A LOSS OF GAME RENTAL SUBSCRIBERS.

   Subscribers and potential subscribers access our service through our Web site, where the game selection process is integrated with our delivery processing systems and software. Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our Web site, network infrastructure and fulfillment processes. Interruptions in these systems could make our Web site unavailable and hinder our ability to fulfill selections. Service interruptions or the unavailability of our Web site could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

   Our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempts by hackers to disrupt our Web site service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We do not have an insurance policy that covers expenses related to direct attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our Web site or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

   Our servers utilize a number of techniques to track, deter and thwart attacks from computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. We currently use both hardware and software to secure our systems, network and, most importantly, our data from these attacks. This includes several layers of security in place for our protection and that of our member's data. We also have procedures in place to ensure that the latest security patches and software are running on our servers
- thus maintaining another level of security.

   IF WE EXPERIENCE EXCESSIVE CREDIT CARD CHARGEBACKS, WE MAY BE SUSPENDED FROM PROCESSING CREDIT CARD TRANSACTIONS FOR THAT PARTICULAR CREDIT CARD COMPANY, SUCH AS MASTERCARD, FOR AN INDETERMINATE PERIOD OF TIME, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS.

   We charge our subscribers monthly via the three major credit card companies, MasterCard, VISA and American Express. If we experience excessive and unauthorized chargebacks over a several successive months with any of these respective credit card companies, we may be suspended from processing charges in the future for an extended period of time. Excessive chargebacks in our business may result primarily from: (a.) fraud, (b.) disputed transactions, and (c.) subscribers not fully understanding the proper procedure(s) to cancel their ten-day trial period and/or their regular subscription. Accordingly, we implemented several additional procedures: (a.) to discover and mitigate a fraudulent submission, (b.) to more accurately validate the authorized user of the credit card, and (c.) to provide clearer and better website instructions for the customer who needs to cancel their subscription.

   We must minimize and contain the rate and number of chargeback transactions per total transactions processed over a specified period or a credit card company may cancel all processing in accordance with the terms of our agreement. If we should lose the ability to process a major credit card, we will lose a significant amount of revenue and cash flow, which may cause our business to fail.

   IF GOVERNMENT REGULATION OF THE INTERNET OR OTHER AREAS OF OUR BUSINESS CHANGES OR IF CONSUMER ATTITUDES TOWARD USE OF THE INTERNET CHANGE, WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS, OR INCUR GREATER OPERATING EXPENSES.

   The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for on-line commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

   The manner in which Internet and other legislation may be interpreted and enforced cannot be precisely determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the Internet could decrease the demand for our subscription service and increase our cost of doing business.

   In addition, if consumer attitudes toward use of the Internet change, consumers may become unwilling to select their entertainment on-line or otherwise provide us with information necessary for them to become subscribers. Further, we may not be able to effectively market our services on-line to users of the Internet. If we are unable to interact with consumers because of changes in their attitude toward use of the Internet, our subscriber acquisition and retention may be affected adversely.

   IF OUR EFFORTS TO BUILD STRONG BRAND IDENTITY AND IMPROVE SUBSCRIBER SATISFACTION AND LOYALTY ARE NOT SUCCESSFUL, WE MAY NOT BE ABLE TO ATTRACT OR RETAIN SUBSCRIBERS, AND OUR OPERATING RESULTS WILL BE AFFECTED ADVERSELY.

   The Gottaplay brand is young, and we must continue to build strong brand identity. To succeed, we must continue to attract and retain a number of owners of video game players who have traditionally relied on store-based rental outlets and persuade them to subscribe to our service through our Web site. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate in order to attract new subscribers. We believe that the importance of brand loyalty will increase with a proliferation of game subscription services and other means of distributing games disks. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers will be affected adversely.

   IF WE ARE UNABLE TO MANAGE THE MIX OF SUBSCRIBER ACQUISITION SOURCES, OUR SUBSCRIBER LEVELS MAY BE AFFECTED ADVERSELY AND OUR MARKETING EXPENSES MAY INCREASE.

   We utilize a mix of incentive-based and fixed-cost marketing programs to promote our service to potential new subscribers. We obtain a portion of our new subscribers through our on-line marketing efforts, direct links and our active affiliate program. While we opportunistically adjust our mix of incentive-based and fixed-cost marketing programs, we attempt to manage the marketing expenses to come within a prescribed range of acquisition cost per subscriber. To date, we have been able to manage our acquisition cost per subscriber; however, if we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases our subscriber levels may be affected adversely and our cost of marketing may increase.

   IF WE ARE UNABLE TO CONTINUE USING OUR CURRENT MARKETING CHANNELS, OUR ABILITY TO ATTRACT NEW SUBSCRIBERS MAY BE AFFECTED ADVERSELY.

   We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us or are adverse to our business. In addition, we may be foreclosed from certain channels due to competitive reasons. If companies that currently promote our service decide to enter our business or a similar business, we may no longer be given access to such channels. If the available marketing channels are curtailed, our ability to attract new subscribers may be affected adversely.

   IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR BUSINESS WILL BE AFFECTED ADVERSELY.

   The market for in-home gaming products is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift spending from one provider to another. For example, consumers may rent a game from Blockbuster, buy a game from Wal-Mart and subscribe to our service, or some combination thereof, all in the same month. Competitors may be able to launch new businesses at relatively low cost. Game rentals represent only one of many existing and potential new technologies for playing games. If we are unable to successfully compete with current and new competitors and technologies, we may not be able to achieve adequate market share, increase our revenues or achieve profitability. Our principal competitors include, or could include:

   o Game rental outlets, such as Blockbuster and Hollywood Entertainment; o Game retail stores, such as Best Buy, Wal-Mart and Amazon.com; o Subscription game rental services, such as GameFly and GameznFlix; and o Online game sites, such as Rcade.com.

   Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing and Web site and systems development than we do. The growth of our on-line subscription business since our inception may attract direct competition from larger companies with significantly greater financial resources and national brand recognition. Increased competition may result in reduced operating margins, loss of market share and reduced revenues. In addition, our competitors may form or extend strategic alliances with manufacturers and distributors that could adversely affect our ability to obtain titles on favorable terms.

   IF WE EXPERIENCE DELIVERY PROBLEMS OR IF OUR SUBSCRIBERS OR POTENTIAL SUBSCRIBERS LOSE CONFIDENCE IN THE US MAIL SYSTEM, WE COULD LOSE SUBSCRIBERS, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

   We rely exclusively on the U.S. Postal Service to deliver game disks from our DC's and to return the game disks to us from our subscribers. We are subject to risks associated with using the public mail system to meet our shipping needs, including delays caused by bioterrorism, potential labor activism and inclement weather. Our games are also subject to risks of breakage during delivery and handling by the U.S. Postal Service. Increased breakage rates of our games will increase our inventory costs due to the replacement of titles.

   OUR ARTICLES OF INCORPORATION INCLUDE PROVISIONS TO THE EFFECT THAT WE MAY INDEMNIFY ANY DIRECTOR, OFFICER, OR EMPLOYEE. IN ADDITION, PROVISIONS OF NEVADA LAW PROVIDE FOR SUCH INDEMNIFICATION.

   Any indemnification of directors, officer, or employees, could result in substantial expenditures being made by our company in covering any liability of such persons or in indemnifying them. If we are required to incur expenditures as a result of indemnification of our directors, officers or employees for any reason our net income will decrease as a result of increased expenses.

   WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL, WHICH COULD BE DETRIMENTAL TO OUR OPERATIONS.

   Our success largely depends on the efforts and abilities of John P. Gorst, Chief Executive Officer, M. Carroll Benton, Chief Financial Officer, William M. Wright, III, Chief Operating Officer, and Asra Rasheed, President. The loss of the services of any of these individuals could materially harm our business because of the cost and time necessary to find their successors. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our officers. We also have other key consultants and outside contractors who manage our operations, and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number of qualified staff.

   WE ARE SUBJECT TO PRICE VOLATILITY DUE TO OUR OPERATIONS MATERIALLY FLUCTUATING.

   As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

   o our ability to retain existing gaming subscribers and ISP customers; o our ability to attract gaming subscribers and ISP customers at a steady rate;
   o our ability to maintain subscriber and customer satisfaction; o the extent to which our subscriber services and ISP products gain market acceptance;
   o introductions of products and services by competitors; o price competition in the markets in which we compete; o our ability to attract, train, and retain skilledmanagement;
   o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and
   o general economic conditions and economic conditions specific to the Internet service and gaming industry.

   IF WE ARE UNABLE TO RESPOND TO THE RAPID CHANGES IN TECHNOLOGY AND SERVICES, WHICH CHARACTERIZE OUR GAME RENTAL AND ISP SERVICES, OUR BUSINESS AND FINANCIAL CONDITION COULD BE NEGATIVELY AFFECTED.

   Our game rental and ISP operations are directly impacted by changes in the Internet services industry. The Internet products and services industry is subject to rapid technological change, frequent new product and service introductions and evolving industry standards. Changes in technology could affect the market for our services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services and products that meet these evolving standards and demand of our customers. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

   WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY OR COST EFFECTIVELY, WHICH MAY CAUSE US TO LOSE MARKET SHARE OR REDUCE PRICES.

   Our future success depends significantly on our ability to protect and preserve its proprietary rights related to its technology and resulting products. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. While we intend to pursue aggressively efforts to obtain patent protection for our technology, we will also rely on trade secrets, common law trademark rights and trademark registrations, as well as confidentiality and work for hire development, assignment and license agreements with employees, consultants, third party developers, licensees and customers. However, these measures afford only limited protection and may be flawed or inadequate. Also, enforcing intellectual property rights could be costly and time-consuming and could distract management's attention from operating business matters.

   OUR INTELLECTUAL PROPERTY MAY INFRINGE ON THE RIGHTS OF OTHERS, RESULTING IN COSTLY LITIGATION.

   In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures, adversely affecting our financial condition.

   WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL PERFORMANCE.

   The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources, and other problems that could adversely affect our financial performance. We expect that our efforts to grow the game rental services will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve profitability.

   BEING A PUBLIC COMPANY INCREASES ADMINISTRATIVE COSTS, WHICH COULD RESULT IN LOWER NET INCOME, AND MAKE IT MORE DIFFICULT FOR US TO ATTRACT AND RETAIN KEY PERSONNEL.

   As a public company, we incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. These new rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our Board of Directors, particularly to serve on our audit committee.

RISKS RELATED TO OUR COMMON STOCK

   OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR STOCKHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK.

   There has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact stockholders' ability to sell shares of our common stock.

   STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF WE FAIL TO COMPLY IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE COULD DECLINE.

   Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of its assessment by our independent registered public accountants. The SEC has extended the compliance dates for certain filers and, accordingly, we believe that this requirement will first apply to our annual report for fiscal 2008. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

   OUR COMMON STOCK COULD BE CONSIDERED A "PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

   Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following:
(i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2,000,000, if in business longer than three continuous years, or with average revenues of less than $6,000,000 for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

   Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

   Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

(i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;
(ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;
(iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and
(iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

   THERE IS NO ASSURANCE OF AN ESTABLISHED PUBLIC TRADING MARKET, WHICH WOULD ADVERSELY AFFECT THE ABILITY OF INVESTORS IN GOTTAPLAY TO SELL THEIR SECURITIES IN THE PUBLIC MARKET.

   Even though our shares of common stock are expected to continue to be quoted on the OTC Bulletin Board, we cannot predict the extent to which a trading market will develop or how liquid that market might become. In addition, most common shares outstanding after the Merger, including the shares issued to Gotaplay stockholders, are "restricted securities" within the meaning of Rule 144 promulgated by the SEC, and will therefore be subject to certain limitations on the ability of holders to resell such shares. Accordingly, holders of our common stock may be required to retain their shares for an indefinite period of time. We are a party to certain agreements and holders of its warrants requiring it, under certain circumstances, to use its best efforts to prepare and file with the Securities and Exchange Commission a registration statement on an appropriate form covering the offer and resale to the public of the shares of our common stock upon exercise of the warrants. Consequently, we may expect to prepare and file with the Securities and Exchange Commission as soon as practical, and to use our best efforts to cause to be declared effective, such a registration statement.

   The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

   o  the issuance of new equity securities pursuant to a future offering;

   o  changes in interest rates;

   o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

   o  variations in quarterly operating results;

   o  change in financial estimates by securities analysts;

   o  the depth and liquidity of the market for Gottaplay's common stock;

   o  investor perceptions of Gottaplay and of game rental generally; and

   o  general economic and other national conditions.

   THE AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK MAY PREVENT OR DISCOURAGE A CHANGE IN OUR MANAGEMENT.

   We are authorized to issue up to 5,000,000 shares of preferred stock without stockholder approval. Such shares will have terms, conditions, rights, preferences and designations as the Board may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding common stock.

   IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, AND THIS COULD DEPRESS OUR STOCK PRICE.

   Nevada corporate law includes provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

o without prior stockholder approval, the Board of Directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges and inference of that preferred stock;
o there is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and
o          stockholders cannot call a special meeting of stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

                             BUSINESS OF THE COMPANY

OVERVIEW

         Gottaplay Interactive, Inc. (the "Company") was formed in Nevada in July 2004 under the name of Donobi, Inc. and is the successor to H-NET.NET, Inc., which was formed under the laws of Colorado in May 1986. On July 24, 2006, pursuant to a Merger Agreement (the "Agreement"), Gotaplay Interactive, Inc. ("Gotaplay"), a privately held Nevada corporation, merged with Donobi, Inc. In accordance with the Agreement, the Registrant (a) completed a one for 6 reverse stock split; (b) issued 17,744,618 post-reverse split shares of common stock to the former stockholders of Gotaplay; (c) amended the Articles of Incorporation by changing the name of the Registrant from Donobi, Inc. to Gottaplay Interactive, Inc.; and, (d) except for William M. Wright, III and Norm Johnson, the directors of the Registrant resigned and the three former directors of the Gotaplay were elected to the board of directors of Registrant. As a result of the Merger, voting control changed and, except for Mr. William M. Wright, III, who remained as Chief Operating Officer, the other current officers resigned and were replaced by Officers selected by Gotaplay's management (see "Directors and Executive Officers").

         Upon consummation of the Merger we assumed all of the business operations of Gotaplay to include their assets, their debts and their commitments, such as leases and consultant agreements. We now operate two divisions, one division for our Internet connectivity and one division for the video game subscriptions and rentals.

         Gottaplay Interactive, Inc.'s primary business division is on-line video game rental subscriptions (the " Rental Game Division") dedicated to providing customers a quality rental experience through our web site, www.gottaplay.com. The service is an alternative to store based gaming rentals. We currently provide rental services to our subscribers, and we plan to offer the option to purchase new or used video game titles at a discounted price. We seek to provide customers with a large selection of video game rental choices on a monthly subscription basis. Customers can sign-up via the web page to rent and/or buy video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-paid and pre-addressed package provided.

         Our other division (DBA Donobi) operates as an Internet service provider ("ISP") with operations in Washington, Oregon and Hawaii, offering Internet connectivity to individuals, multi-family housing, businesses, organizations, educational institutions and government agencies. We provide high quality, reliable and scalable Internet access, web hosting and development, equipment co-location, and networking services to underserved rural markets. Our overall strategy is to become the dominant Internet service provider for residents and small to medium-sized businesses within rural and semi-rural areas in the United States. Our current focus is within the states of Washington, Oregon and Hawaii.

         We are headquartered at 3226 Rosedale Street, Suite 200, Gig Harbor, Washington 98335 and our telephone number is (253) 853-4145. We also maintain Internet sites on the World Wide Web ("WWW") at WWW.GOTTAPLAY.COM and WWW.DONOBI.COM. Information contained on our Web sites is not and should not be deemed to be a part of this Form 10-KSB.

         BUSINESS OVERVIEW

         ON-LINE VIDEO GAME RENTAL SERVICES

         In the United States, we are providing subscribers monthly access to a comprehensive library of gaming titles. We have multiple subscription plans, which allow subscribers to have one to three titles out at the same time with no due dates, late fees or shipping charges for plans ranging from $12.95 to $28.95 per month. Subscribers can receive an unlimited amount of titles in a month. Aided by our subscriber rating system, subscribers select titles on our web site, receive them by first-class mail, which are returned by them at their convenience using our prepaid mailers. Once a title has been returned, we mail the next available title in the subscriber's queue.

         We utilize proprietary technology developed internally to manage the processing and distribution of our comprehensive library of games from its network of Distribution Centers nationwide. Our Game Distribution System is a network of administrative functions including Order Fulfillment, Inventory Forecasting and Procurement, Inventory Control, Billing and Customer Service. Through our GDS network, distribution centers can communicate with each other to determine which games can be sent out to subscribers enabling maximum usage of on hand inventory throughout the entire company, which in turn reduces the amount of inventory purchases that we need to make. The software has an automated process of tracking and routing titles to and from each of our DC's and allocates order responsibilities among them. Our proprietary GDS software provides us with the opportunity to scale up our operation at any given time.

         Through several pilot marketing programs conducted over the last 12 months, we expect our subscriber base will experience rapid growth. This is due, primarily, to the rapid consumer adoption of console game players, our comprehensive library of titles, timely delivery of games to the subscriber, effective web and affiliate marketing programs and excellent customer service.

         Currently, we promote our service to consumers through various marketing and advertising programs, such as on-line promotions. To date, this has been our main source of marketing. However, television advertising, magazine and newspaper insertions, college campus alliances, grocery and pharmacy chain marketing, and the development of strategic relationship with leading game console manufacturers and promotions with other third parties will be implemented upon the funding of the business. These programs are designed to encourage consumers to subscribe to our service, which includes a trial period. At the end of the trial period, subscribers are automatically enrolled as paying subscribers, unless they cancel their subscription. Approximately 74 percent of trial subscribers become paying subscribers. All paying subscribers are billed monthly.

         We stock almost every title available on, excluding adult content. Games are shipped throughout the United States. Although we currently have nine distribution centers located throughout the United States, games can still take up to five days to reach certain subscribers. This is generally a barrier to adding or retaining subscribers. However, we have engaged several strategic partners that will offer a substantially flexible distribution network, which will give us several more strategically located distribution points throughout the United States. These distribution centers will allow us to provide the delivery and return service to our subscribers generally in one to two days.

         We are focused on growing our subscriber base and revenues and utilizing our proprietary technology to minimize operating costs. The technology is extensively employed to manage and integrate this division, including a website interface, order processing, fulfillment operations and customer service. We believe our technology also allows us to maximize the library utilization and to run the fulfillment operations in a flexible manner with minimal capital requirements.

         All of the video game rental revenues are generated in the United States, and substantially all the revenues are derived from monthly subscription fees.

         GOTTAPLAY'S WEB SITE--WWW.GOTTAPLAY.COM.

         We have applied substantial resources to plan, develop and maintain proprietary technology to implement the features of our web site, such as subscription account signup and management, inventory optimization, overall subscriber satisfaction, and customer support. The software is written in a variety of programming languages and runs on industry standard platforms.

         We believe our dynamic software optimizes subscriber satisfaction and management of the library by allowing each subscriber to view its current queue and rental history, as well as current inventory levels and real-time availability. The proprietary software also enables subscribers to prioritize their selections. In addition, the proprietary game search engine indexes its extensive library by title, genre, developer and publisher among others.

         The proprietary software has been developed keeping scalability at its core. Expanding operations, including the roll-out of new distribution centers can be done with ease and in the most effective manner of time requiring the least amount of resources. The software has enabled the network of distribution centers across the country to communicate with one another in a real-time environment resulting in optimum levels of operation, delivery and customer satisfaction.

         The Gottaplay website signup and management tools provide an easy to use subscriber interface familiar to on-line shoppers. We have integrated a real-time postal address validation to help subscribers enter correct postal addresses and to determine the additional postal address fields required to assure speedy and accurate delivery. We use an on-line credit card authorization service to help the subscribers avoid typographic errors in their credit card entries. These features help prevent fraud and subscriber disappointment resulting from failures to initiate a trial subscription.

         Throughout the website, we have extensive measurement and testing capabilities, allowing us to continuously optimize our website for our needs as well as those of our subscribers. We use random control testing extensively.

         Our website is run on hardware and software co-located at a service provider offering reliable network connections, power, air conditioning and other essential infrastructure. We manage the website 24 hours a day, seven days a week. We utilize a variety of proprietary software, freely available and commercially supported tools, integrated in a system designed to rapidly and precisely diagnose and recover from failures. We conduct upgrades and installations of software in a manner designed to minimize disruptions to its subscribers.

         MERCHANDIZING

         All subscribers and site visitors are given many opportunities to rate titles. We also provide ratings, reviews and third party recommendations to assist them with selecting and prioritizing their queue. The game rating service is used to help subscribers compare rating and recommendations from our on-line shared community of gamers, as well as our "Content on Demand" service, to further assist in the selection process of renting games. Reviews, ratings and discussions are compiled through our on-line shared gaming community and then displayed on our website for use by our subscribers. "Content on Demand" is an exclusive service offered to our subscribers, which provides subscribers with reviews, screenshots, trailers and industry ratings.

         We also provide subscribers with decision support information about each title in its library. This information includes:

   o  Factual data, including rating, special game features and screen formats;
      and
   o Editorial perspective, including plot synopses, game trailers and reviews written by our editors, third parties and by other Gottaplay.com subscribers.

         MARKETING

         The video game rental division has multiple marketing channels through which we attract subscribers to this service. On-line advertising is the largest source of new subscribers. We advertise the service on-line through paid search listings, permission based e-mails, banner ads, and text on popular web portals and other websites. In addition, we have an affiliate program whereby we make available web-based banner ads and other advertisements that third parties may retrieve on a self-assisted basis from our web site. Third parties that place their advertisements and generate on-line subscriber referrals are generally paid a cash bounty for each subscriber referred to us, with no minimum or maximum amounts for which we are liable.

         We believe the paid marketing efforts programs will significantly enhance subscriber referrals. During 2006, on-line and advertising accounted for approximately 95 percent of all new trial subscribers.

         We will also market through an aggressive offline retail program through gift card subscriptions. The cards will be sold at grocery, pharmacy and other mass merchants. A commission will be paid on each sale to the participating retailer. We intend to work with a number of other channels on an opportunistic basis. We also intend to develop relationships with leading consumer electronics and video retailers, which involve a variety of promotional efforts using point-of-sale materials, stickers on product packaging and other items to promote "Gottaplay.com" in their stores and those of their subsidiaries. In addition, and contingent on the securing of proper financing, we will launch television advertising campaigns in select markets beginning in the third quarter of 2007.

         SUPPLIERS

         We will acquire inventory either through revenue sharing agreements or direct purchases from distributors, wholesalers and manufacturers. Under the anticipated revenue sharing agreements with game developers and distributors, we generally would obtain titles for a low initial cost in exchange for a commitment to share a percentage of the subscription revenues for a defined period of time. After the revenue sharing period expires, the agreements generally grant us the right to acquire the title for a minimal cost. Currently, the inventory has been by direct purchases from distributors and wholesalers.

         FULFILLMENT OPERATIONS

         We currently stock more than 3,500 titles. We have allocated resources for the development, maintenance and testing of the proprietary technology that helps us manage the fulfillment of individual orders and the integration of our web site, transaction processing systems, fulfillment operations, inventory levels and coordination of the distribution centers.

         With nine operating distribution centers, strategically located throughout the United States, we believe the DCs allow us to improve the subscription experience for subscribers by shortening the transit time for the games through the U.S. Postal Service. Our mission is to continuously improve on the delivery transit time to each subscriber resulting in less attrition and greater subscriber retention. We continue to work closely with the United States Postal Service in an effort to improve the operations and to reach the near term goal of providing one-day delivery service to approximately 45 percent of the U.S. population or 60% of the subscriber base. Our goal is to gradually increase one-day coverage as we roll out additional distribution centers (based on subscriber concentration) to meet the growing demand.

         CUSTOMER SERVICE

         We believe our ability to establish and maintain long-term relationships with subscribers depend, in part, on the strength of our customer support and service operations. We encourage and utilize frequent communication with and feedback from the subscribers in order to continually improve the web site and our service. Our customer service center is open seven days a week. We primarily utilize e-mail to proactively correspond with subscribers. We also offer phone support for subscribers who prefer to talk directly with a customer service representative. This division will focus on eliminating the causes of customer support calls and automating certain self-service features on the web site, such as the ability to report and correct most shipping problems.

         COMPETITION

         The market for in-home video game entertainment is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home game entertainment providers and can easily shift spending from one provider to another. For example, consumers may rent a game from Blockbuster, buy a game from Wal-Mart and subscribe to Gottaplay, or some combination thereof, all in the same month.

         Game rental outlets and retailers with whom we compete include Blockbuster, Hollywood Entertainment, Amazon.com, Wal-Mart Stores and Best Buy. We believe our scalable business model, the subscription service with home delivery and access to our comprehensive library of titles compete favorably against traditional game rental outlets.

         We also compete against other on-line game subscription services, such as GameFly.com, NumbThumb.com and GameZnFlix among others.

         On-line video gaming (OVG) has received considerable media attention recently. Within a few years, we believe OVG will become widely available to Internet enabled game consoles subscribers. OVG carries as many titles as can be effectively merchandized on a game console platform, which we believe to be generally up to 100 recent releases. For consumers who primarily want the latest big releases, OVG may be a convenient distribution channel. We believe this strategy of developing a large and growing subscriber base and the ability to personalize the library to each subscriber by leveraging the extensive database of user preferences, also positions us favorably, to provide digital distribution of filmed entertainment as that market develops. We will also begin to enter the OVG market in 2007 offering gaming servers to allow gamers to play each other over the Internet.

         INTELLECTUAL PROPERTY

         We use a combination of copyright, trade secret laws and confidentiality agreements to protect our proprietary intellectual property. We intend to aggressively register the trademark for the "Gottaplay.com" name and copyrights on the content of our web site. We intend to file applications for additional trademarks as well.

         Enforcement of intellectual property rights is costly and time consuming. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property. It is uncertain if and when patent and trademark applications may be allowed and whether they will provide us with a competitive advantage.

         From time to time, we may encounter disputes over rights and obligations concerning intellectual property. We believe our service offering does not infringe the intellectual property rights of any third party. However, there can be no assurance that we will prevail in any intellectual property dispute.

         GOVERNMENT REGULATION

         There are currently few laws or regulations directly governing access to, or commerce upon, the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services.

         Such legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, and could, thereby, have a material adverse effect on our business, results of operations and financial condition. Other nations, such as Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, several connectivity carriers are seeking to have connectivity over the Internet regulated by the Federal Communications Commission in the same manner as other connectivity services. For example, America's Carriers Connectivity Association has filed a petition with the Commission for this purpose. In addition, because the growing popularity and use of the Internet has burdened the existing connectivity infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the Commission to regulate Internet service providers and on-line service providers, in a manner similar to long distance telephone carriers and to impose access fees on these service providers. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease the demand for our products.

         Also, it is possible that laws will be adopted or current laws interpreted in a manner to impose liability on on-line service providers, such as us, for linking to third party content providers and other Internet sites that include materials that infringe copyrights or other rights of others. Such laws and regulations if enacted could have an adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet upon the existing laws governing issues such as property ownership, copyright defamation, obscenity and personal privacy is uncertain, and we may be subject to claims that our services violate such laws. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition.

         EMPLOYEES

         As of June 1, 2007, the video rental division has 14 full-time employees/officers. Six of these employees are engaged in sales, marketing and operations, four are engaged in finance and administration and four are engaged in our DC operations. None of the employees are represented by a labor union or a collective bargaining agreement. We consider our relations with these employees to be good.

         In addition, we use the services of contract labor provided by personnel agencies, along with independent consultants.

         ISP OPERATIONS

         Our ISP division is currently organized into three major parts that are closely integrated for maximum customer support and service. The three elements are: (i) Internet Services, consisting principally of ISP, email accounts, web site design and hosting, electronic commerce, database design, consulting, implementation, and reporting services; (ii) Shared Tenant Services, consisting principally of multi-user broadband access, wireless technology, and wide area networking; and (iii) DONOBi Fiber, consisting principally of fiber optic connectivity, digital audio and video, video on demand and internet telephone service.

         CUSTOMER SERVICE

         We currently provide customer service and technical support directly to our customers (versus outsourcing). We view customer service as one of the most important components of our business and pride ourselves on a high quality and responsive customer service department. In addition to customer service for our ISP customers, we provide the base support for the game rental division.

         COMPETITION

         Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

         Established national on-line services, such as AOL, MSN, Comcast and United On-line; local and regional ISPs; national telecommunications companies; regional bells operating broadband providers such as cable providers and utility companies; and local and long distance telephone companies, such as Bell South, Verizon and AT&T.

         The Technology Network (TechNet), a national network of CEO's from the nation's leading technology companies has set out a series of objects to support and encouraged the government "...to make broadband a national priority and to set a goal of making an affordable 100-megabits per second broadband connection available to 100 million American homes and small businesses by 2010....with a potential impact of $500 billion on the United States economy... true broadband is the key to the next generation of communications and Internet services."(6) WWW.IDCRESEARCH.COM President Bush emphasized, "in order to make sure the economy grows, we must bring the promise of broadband technology to millions of Americans." A large part of this growth will occur in outlying areas.

         INTELLECTUAL PROPERTY

         We do not have any registered trademarks. We utilize the trade names:
DONOBi, Inc; DONOBi.com; DONOBi HotSpot; Velociti; DONOBi DSL; KOA Internet, Inc.; and Hawaiian.net.

         MARKETING

         Our marketing for Internet services has consisted of direct marketing, community event advertising, print ads, and radio advertising. Future advertising will consist of bundling of services with other divisions within the corporation for added value to the customer.

         SUPPLIERS

         Our primary suppliers are larger telecommunications companies (Qwest and Sprint/Embarq) that provide DSL connectivity and T1 lines; local Public Utility Districts that supply us with Fiber to the Home connections; and wholesale dial up aggregators that supply a portion of our dial up phone connections to the Internet. While we rely on each of these to provide service to us, for us to in turn service our customers, no single supplier would affect all the customers.

         EMPLOYEES

         As of April 15, 2007, the ISP division of our business has 10 full-time employees. Three of these are in customer service, five are engaged in technical operation and consulting, one in operations and two are in finance. None of the employees are represented by a labor union or a collective bargaining agreement. We consider our relations with these employees to be good.

         REAL PROPERTY

         We are headquartered at 3226 Rosedale Street, Suite 200, Gig Harbor, Washington 98335 and our telephone number is (253) 853-4145. We lease approximately 1,500 square feet on a three (3) year lease and pay a monthly fee of approximately $2,700 for the use of these facilities. In addition, within the same Gig Harbor business complex, we lease two (2) other offices on a six month lease for an approximate total $1,150 per month. These satellite offices are used for inventory management and other administrative operations.

         We lease approximately 1,900 square feet of office space at 200 N Harbor Blvd Ste 201, Anaheim, CA 92805. We pay approximately $2,145 on a one (1) year lease. Our marketing and one of our distribution centers is housed in this facility.

         We lease facilities at 3256 Chico Way NW, Bremerton, WA 98312, which houses our ISP operations. We pay approximately $4,800 a month for approximately 3,600 square feet on a six month lease ending May 2007.

         We lease facilities in Pittsburgh, PA, which houses a distribution center. We pay approximately $800 per month for an initial term of eighteen (18) months.

         We lease two facilities in Miami Beach, FL, which houses a distribution center and an executive office. We pay approximately $3,913 per month for an initial term of six (6) months.

         Our outsourced DC's are located in Northfield, CT, Atlanta, GA, Washington, DC, Sugarland, TX, Denver, CO, Chicago, IL and Phoenix, AZ. Each of these facilities are owned and operated by strategic distribution contractors at a cost of $2,500 per month.

         We believe these arrangements are adequate to support our short term operations.

         We have a co-location arrangement for our server equipment with Shore Drive Associates in Silverdale, WA for which we pay on a monthly fee of $800 on a month to month arrangement.

AUDIT COMMITTEE

         We do not have a separately designated standing audit committee. Pursuant to Section 3(a) (58) (B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and our audits of the financial statements. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee. In connection with these new requirements, our Board of Directors examined the Commission's definition of "audit committee financial expert" and concluded that we do not currently have a person that qualifies as such an expert. Presently, there are only five (5) directors serving on our Board, and we are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert", but we intend to retain an additional director who will qualify as such an expert, as soon as reasonably practicable. While neither of our current directors meets the qualifications of an "audit committee financial expert", each of our directors, by virtue of his past employment experience, has considerable knowledge of financial statements, finance, and accounting, and has significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such an expert.

CODE OF ETHICS

         We are presently working with our legal counsel to prepare and adopt a code of ethics that applies to our principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Code of Ethics"). The Code of Ethics is being designed with the intent to deter wrongdoing, and to promote the following:

   o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts if interest between personal and professional relationships,

   o Full, fair, accurate, timely and understandable disclosure in reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by the small business issuer,

   o Compliance with applicable governmental laws, rules and regulations, o The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code,

   o Accountability for adherence to the code.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the consolidated condensed financial statements, including notes thereto, appearing in this Form 10-QSB and in our September 30, 2006 Amended Annual Report on Form 10-KSB/A.

Some of the information in this Form 10-QSB contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will"', "believes", "anticipates", "estimates", "expects", "continues"' and/or words of similar import. Forward-looking statements are based upon our management's current expectations and beliefs concerning future developments and their potential effects upon us. There may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results could differ materially from those anticipated for many reasons in these forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, availability of financial resources adequate for short-, medium- and long-term needs, demand for our products and services and market acceptance, as well as those factors discussed and set forth under "Risk Factors", "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this report.

We believe it is important to communicate our expectations, however, our management disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

A more detailed discussion of these factors is presented in our September 30, 2006 Amended Annual Report on Form 10-KSB/A.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

Our discussion and analysis of our financial condition and results of operations as of and for the three and six months ended March 31, 2007 are based upon our reviewed consolidated condensed financial statements. As such, we are required to make certain estimates, judgments and assumptions that management believes are reasonable based upon the information available. We base these estimates on our historical experience, future expectations and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for our judgments that may not be readily apparent from other sources. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. These estimates and assumptions relate to the collectibility of accounts receivable, the realization of goodwill, the expected term of a customer relationships, accruals and other factors. We evaluate these estimates and assumptions on an ongoing basis. Actual results could differ from those estimates under different assumptions or conditions, and any differences could be material.

Our consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments necessary for a fair statement of the consolidated condensed results of operations, financial position, and cash flows for each period presented. Our consolidated condensed financial statements reflect the results of operations, financial position, changes in stockholders' deficit and cash flows.

A summary of the significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating the accompanying consolidated condensed financial statements include the following:

Revenue Recognition and Deferred Revenues

In accordance with the SEC's Staff Accounting Bulletin No. 104, "Revenue Recognition", revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. A summary of each operating division's revenue recognition procedures follows:

On-Line Video Game Rental Division

We charge $1 for an initial ten-day subscription trial period. At any time during the initial ten-day period, a new subscriber has the right to rescind their agreement, but will not receive credit for the $1 charge.

We charge a subscriber's credit card monthly for our services, and thereafter, until the subscriber cancels his subscription. We recognize subscription revenue ratably during each subscriber's monthly subscription period. For financial reporting purposes, we allocate subscription fees over the number of days in the month for which the fee was charged. All authorized refunds to subscribers are recorded as a reduction of revenues.

Deferred revenue at March 31, 2007 was $58,278. All deferred revenue is generally recognized in the following month.

A subscriber has the option to select from one of three rental plans: (a.) For $12.95 per month, the subscriber is allowed one DVD in his possession, (b.) For
20.95 per month, the subscriber is allowed up to two DVD's in his possession, and (c.) For $28.95 per month, the subscriber is allowed up to three DVD's in his possession.

Internet Service Provider Division

Internet related revenues are recorded when they are rendered and earned. Revenues from support and maintenance contracts are recognized over the term of the contract. Provisions for discounts and rebates to our customers, estimated returns and allowances and other adjustments are provided for in the same period we record the related sales. At March 31, 2007, we reported deferred revenues and pre-billed revenues totaling $207,789, of which a significant portion will be fully recognized in the month of April 2007.

Fair Value of Financial Instruments

Financial instruments consist principally of cash, accounts and related party receivables, trade and related party payables, accrued liabilities, and short and long-term debt obligations. The carrying amounts of such financial instruments in the accompanying consolidated condensed balance sheets approximate their fair values due to their relatively short-term nature. It is our opinion that we are not exposed to significant currency or credit risks arising from these financial instruments.

Use of Estimates

The preparation of the consolidated condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates.

Stock-Based Compensation

We account for stock-based compensation in accordance with the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123 (R), "Share-Based Payment", which establishes standards for transactions in which an entity exchanges its equity instruments for goods and services. This standard replaces SFAS No. 123 and supercedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock-Based Compensation". This standard requires a public entity to measure the cost of employee services, using an option-pricing model, such as the Black-Scholes Model, received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB No. 25. Shares of common stock issued for services rendered by a third party are recorded at fair market value, generally the quote at the close of market trading on the day.

Loss Per Common Share

We compute basic and diluted loss per share of common stock by dividing the net loss by the weighted average number of common shares outstanding available to common stockholders during the respective reporting period. However, common stock equivalents have been excluded from the computation of diluted loss per share of common stock for the three and six months ended March 31, 2007 and 2006, respectively, because their effect would be anti-dilutive.

Reclassifications

Certain reclassifications have been made to the previously reported amounts to conform to our Company's current year presentation.

Recently Issued Authoritative Accounting Pronouncements

In February 2006, the FASB issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company continues to evaluate the impact of FIN 48 which is to be adopted effective fiscal years beginning after December 15, 2006.

In June 2006, the Financial Accounting Standards Board ("FASB") ratified the provisions of Emerging Issues Task Force ("EITF") Issue No. 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)." EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company's calendar year 2007. The adoption of EITF Issue No. 06-3 is not expected to have a material impact on the Company's results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108 ("SAB No. 108"), "Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements". SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for the fiscal year beginning November 15, 2006. The adoption of SAB No. 108 is not expected to have a material impact on the Company's results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). While SFAS 157 formally defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements, it does not require any new fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is required to be adopted effective January 1, 2008 and the Company does not presently anticipate any significant impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. The funded status of a plan is measured as the difference between plan assets at fair value and the benefit obligation, which is represented by the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans. SFAS 158 requires the recognition, as a component of other comprehensive income, net of tax, of the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost in accordance with existing accounting principles. Amounts required to be recognized in accumulated other comprehensive income, including gains and losses and prior service costs or credits are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of existing accounting principles. In addition, SFAS 158 requires plan assets and obligations to be measured as of the date of the employer's year-end statement of financial position as well as the disclosure of additional information about certain effects on net periodic benefit cost for the next fiscal year from the delayed recognition of the gains or losses and prior service costs or credits.

The Company is required to adopt those provisions of SFAS 158 attributable to the initial recognition of the funded status of the benefit plans and disclosure provisions as of December 31, 2006. Those provisions of SFAS 158 applicable to the amortization of gains or losses and prior service costs or credits from accumulated other comprehensive income to the net periodic benefit cost are required to be applied on a prospective basis effective January 1, 2007. The Company is still in the process of evaluating the impact, if any, of SFAS 158. However, the Company does not anticipate that the adoption of SFAS 158 will have any impact on its consolidated financial statements.

Overview, History, Merger and Business

Gottaplay Interactive, Inc. (the "Company") was formed in Nevada in July 2004 under the name of Donobi, Inc. and is the successor to H-NET.NET, Inc., which was formed under the laws of Colorado in May 1986. On July 24, 2006, pursuant to a Merger Agreement (the "Agreement"), Gotaplay Interactive, Inc. ("Gotaplay"), a privately held Nevada corporation, merged with Donobi, Inc. In accordance with the Agreement, the Registrant: (a.) completed a one for six reverse stock split; (b.) issued 17,744,618 post-reverse split shares for 100% of the common stock held by the former stockholders of Gotaplay after the date of merger; (c.) amended the Articles of Incorporation by changing the name of the Registrant from Donobi, Inc. to Gottaplay Interactive, Inc.; and, (d.) except for William
M. Wright, III and Norm Johnson, the directors of the Registrant resigned and the three former directors of the Gotaplay were elected to the board of directors of the Registrant. As a result of the Merger, voting control changed and, except for Mr. William M. Wright, III, who remained as Chief Operating Officer, the other officers of Donobi resigned and were replaced by officers selected by Gottaplay's management.

Upon consummation of the Merger we assumed the business operations of Gotaplay to include their assets, their debts and their commitments and obligations, such as leases and independent consulting agreements. We now operate two distinct divisions, an on-line video game rental division, and, an Internet connectivity services division.

On February 28, 2007, our wholly owned subsidiary, Gottaplay Management, Inc. ("GMI"), a Nevada corporation, merged a privately held Florida company, an on-line video game trading company, called Gamershare, Inc. ("GSI") into its operations. In consideration for the merger, we paid the former sole shareholder of GSI $60,000 in cash and issued him 220,000 shares of our $0.001 par value common stock. The shares were valued at market, or $2.55 per share, on the date of closing, and the total value of these shares was $561,000. We also agreed to issue up to another 170,000 shares of our $0.001 par value common stock to the former shareholder of GSI, if this video game trading business achieves certain revenue milestones. The former shareholder of GSI also received a three year employment agreement.

Our primary business division is the on-line video game rental business which is dedicated to providing customers a quality rental experience through our web site www.gottaplay.com. The service is an alternative to store based gaming rentals. We also provide a subscriber the option to purchase new and/or used video game titles at a discounted price. We offer our customers an extensive selection of video games for on a monthly subscription fee. Customers can sign-up via the web page to rent and/or buy video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite period of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-paid and pre-addressed mailers provided by us.

Our other division (dba Donobi) primarily operates as an Internet Service Provider ("ISP") with operations in Washington, Oregon, and Hawaii, offering Internet connectivity to individuals, multi-family housing, businesses, non-profit organizations, educational institutions and government agencies. We provide high quality, reliable and scalable Internet access, web hosting and development, equipment co-location, and networking services to underserved rural markets. Our overall strategy is to become the dominant Internet Service Provider for residents and small to medium-sized businesses within rural and semi-rural communities/areas in the United States. Our current focus is within the states of Washington, Oregon and Hawaii.

We intend to grow our business divisions through technological innovations and adaptations, the implementation of our short and long-term business plans and a long-term commitment to delivering high-quality product and services to every subscriber. We believe that the key to our success will depend in a large part on out ability to promote our services, gain subscribers and expand our relationships with current subscribers. Our achievements can be identified and measured in our strategic business plan. Our focus in fiscal year 2007 is building on this foundation and executing well in key areas, such as, continuing to innovate on our ability to creatively market our products, offering unique subscriber plans, responding effectively to our subscriber needs and desires, and continuing to focus internally on product and service delivery, business efficacy, and accountability across our Company. Our key market opportunities include but are not limited to: (a.) expanding into other interactive technology for the delivery of media to subscribers, (b.) partnering with other compatible businesses to cross-market and promote our services and products, (c.) entering and offering the interactive medium to the education community, and (d.) extending accessibility and delivery of internet services and entertainment/ educational videos to remote location subscribers. We seek to differentiate our services from our competitors by offering a fair price for exceptional service and delivery, and, in the on-line video gaming rental division, the delivery of a gamer's first choice/selection each time, and every time. If we are not successful in promoting our services and expanding our customer base, this may have a material adverse effect on our financial condition and our ability to continue to operate the business and record profits.

Summary of Consolidated Condensed Results of Operations

As a result of these efforts, we should be able to sustain a reasonable and controlled growth rate of new customers and subscribers. The measurement of this period's revenues should not be considered necessarily indicative or interpolated as the trend to forecast our future revenues and results of operations. The financial statements inclusive of this report include a full three months and six months operations for both divisions, whereby, any comparison to the three and six month periods ended March 31, 2006 incorporate only the on-line game rental division because of the merger's effective date was July 24, 2006. Therefore, the results operations and cash flows for the periods presented are not comparable.

SEGMENT PRODUCT REVENUE AND OPERATING LOSS

We have two operating divisions that we consider to be operating segments: (a.) On-line video game rentals and (b.) Internet Service Provider. The revenue and operating loss in this section are presented on a basis consistent with GAAP and include certain reconciling items attributable to each segment. Various corporate level administrative expenses are included in the respective segment, whereby the obligation was originally incurred.

On-line video game rental division

On-line video game rental revenue for our second quarter ended March 31, 2007 was $170,057 with a cost of revenue of $147,995, including $89,726 of depreciation on videos, resulting in direct loss from sales of $22,062, or 12% of sales. Our first quarter's direct loss from revenue percentage was 117% of sales. This division's operating expenses, including other depreciation and amortization of $14,122, totaled $1,270,206, for an operating loss of $1,248,143. Of significance, of this division's loss from operations, is the recognition and amortization of $550,000 of prepaid stock-based compensation. The expense of this item will not occur in future periods due to our cancellation and termination of the one-year agreement due to contractor non-performance.

For the six-months ended March 31, 2007 we recorded $206,893 of revenue and our cost of revenue, to include $128,568 of depreciation, was $228,063, resulting in a direct loss from sales of $65,314 or 31% of sales.

For the six months ended March 31, 2007, we reported interest expense totaling $320,195, of which $269,210 was reported as amortization for discounts recognized on warrants granted with the issuance of our secured convertible notes payable.

This division's net loss for the three and six months ended March 31, 2007 was $1,469,683 and $2,794,151, respectively. This division's pre-merger net loss, for the three and six months ended March 31, 2006 was $320,741 and $627,037, respectively, on revenues of $42, 547 and $66,405 respectively.

Internet service provider division

Internet connectivity revenue for this division for our three and six months ended March 31, 2007 was $418,437 and $884,497, respectively. The direct cost of revenue was $212,938 and $423,947 for the three and six month periods. Gross profits from this division were $205,499 (49.1%) and $460,550 (52.7%) for the three and six months ended March 31, 2007, respectively. This segment's operating expenses, including depreciation and amortization of $45,488 and $91,179, totaled $286,056 and $561,970 for the three and six month periods, respectively.

Interest expense for the six months ended was $39,063.

Our current quarter's net loss and our year-to-date net loss for this division is $97,368 and $140,483, respectively.

Our ISP division's revenues are primarily generated from out "dial-up" and our "broadband" customers. While our broadband customer base has remained relatively the same over the past fifteen months, our dial-up customer base has decreased significantly. We have experienced an approximate decrease of 51.8% of our dial-up customers over the same period. Although we expect these trends to flatten out, we do expect to see continued decline in our dial-up customer base, but not to the same extent as in the past periods. For the quarters ended December 31, 2006 and March 31, 2007, our dial-up and broadband customer revenues generated approximately 83.57% or $389,472 and 82.44% or $344,943, respectively of this division's total revenues per each respective period.

Costs and Expenses

                                COST OF REVENUES

Costs of revenues includes all direct costs in the production of revenues and will include such items as depreciation, direct wages and related burden, cable charges, commissions, shipping materials and fees and credit card fees. Total cost of revenues for the six months ended March 31, 2007 and 2006 was $652,010 and $89,646 (pre-merger), respectively.

FULFILLMENT

This category of expense is primarily comprised of those support services and expenses for the distribution of video games to subscribers/customers and includes distribution centers' fees, independent contractor fees, certain communications expenses and certain wages and related burden. The total cost of fulfillment for the six months ended March 31, 2007 and 2006 was $266,673 and 119,403 (pre-merger), respectively. We expect these costs to increase proportionately throughout fiscal 2007 because of our newly added number of distribution centers and our growing number of on-line game subscribers.

ADVERTISING AND MARKETING

Advertising and marketing for the six months ended March 31, 2007 increased $369,284 over the same period one year ago. Total advertising and marketing expense for the six months ended is approximately $415,000. Significantly, 99% of this expense is representative of the efforts of the on-line gaming division to attract, gain and retain subscribers. This expense was anticipated and planned. It is also projected that this category of expense will increase substantially for the on-line video game rental division during fiscal 2007 and into fiscal 2008.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses include Federal and State employer and business taxes, various compliance expenses and licenses, professional fees, certain wages and burden, and other unallocated expenses. Total expense for this category for the six months ended March 31, 2007 was $1,981,004 as compared to the same quarter one year ago of $244,312 (pre-merger). This expense category includes $1,200,000 of charges attributable to expensing three months of prepaid consulting fees, as further explained in the following paragraph.

In July 2006, we entered into a one-year consulting agreement with independent financial and business advisor, in which the consultants will provide business expertise, advice and negotiations in strategic corporate planning, private financing, mergers and acquisitions, and such other business areas as deemed necessary by our management. Under the terms of the agreements, the consultants received 2,000,000 shares of common stock. The stock was valued at the closing market price of $1.50 per share on the date of the execution of this agreement. The total value of the services was $3,000,000 and was being amortized over twelve months. However, we terminated this agreement in February 2007 and cancelled the issuance of all this entity's stock in April 2007 because of the business advisor's failure to perform as per terms of the contract. As such, we recognized $1,200,000 of non-cash compensation for the six months ended March 31, 2007 and is recorded as a consulting expense in the accompanying consolidated condensed statements of operations. At March 31, 2007 we have $1,250,000 of unamortized consulting expense and is reported in the accompanying consolidated condensed statement of stockholders' deficit. Also, of significance, is the fact that stock-based compensation for these services did not affect our working capital and cash flows.

Under the circumstances, we believe our overall costs are under control, as planned, and, within proximate range of management's forecasts.

LIQUID MARKET

There is currently a limited trading market for our shares of common stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for our shares of common stock is likely to be very volatile and number factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have often been unrelated to the operating performance of these small companies. These fluctuations have inversely affected the market price of many small capital companies. These broad market fluctuations, as well as general current economic and political conditions, may also adversely affect the market price of our common stock. Further, there is no correlation between the present limited market price of our common stock and our revenues, book value, assets and other established criteria of value. The present limited quotations of our common stock should not be considered indicative of the actual value of our common stock.

Liquidity and Capital Resources

Our financial statements as of and for the three and six months ended March 31, 2007 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the six months ended March 31, 2007, we had a net loss of $2,934,634 and negative cash flows from operations of $1,162,537. We had a working capital deficit of $370,356 and a stockholders' equity of $1,643,808. Our working capital deficit at March 31, 2007 may not enable us to meet certain financial objectives as presently structured.

We had a cash balance of $1,426,132 at March 31, 2007. We finance our operations and capital requirements primarily through private debt and equity offerings. Substantially, our cash balance is a result of raising over $3,336,825 during these past six months in equity and/or debt. Our current forecast anticipates substantial negative cash flows from operations. Therefore, we have to continue to raise capital through either equity instruments and/or debt, not only to sustain our operations but to grow and improve our operations according to our fiscal 2007 strategic business plan.

At March 31, 2007: (a.) the book value of our outstanding common stock was $0.05 per share, (b.) our current ratio was .85, (c.) our cash to debt ratio was a negative .57, and (d.) our acid test ratio was a negative .65. These ratios are a significant improvement over our December 31, 2006 quarterly results. However, these financial indicators are not acceptable and we will have to improve our performance quickly if we expect to stay in business.

From October 1, 2006 to February 9, 2007, we consummated three private placement financing agreements, in the form of 9% secured convertible promissory notes, with ten investors for a total of $1,277,873. These obligations are due within one year of each note's issuance and are convertible in 1,022,298 shares of common stock, valued at $1.25 per share. In conjunction with these notes, we granted warrants to purchase shares of our common stock with the terms as follows: (a.) 1,022,298 warrants exercisable within two years from the date of grant at $1.50 per share, and (b.) 1,022,298 warrants exercisable within three years from the date of grant at $2.50 per share. Forty thousand shares of the $2.50 shares ($100,000) were exercised in December 2006 and stock was issued this quarter.

Each investor was granted a pro-rata security interest in all the Company's assets.

For the six months ended March 31, 2007, we recorded discounts on these convertible notes payable totaling $1,004,524, which are equal to the fair value of the warrants granted, as determined using the Black-Scholes Option Pricing Model. We recognized $269,180 of interest expense on the discounts for the six months ended March 31, 2007 and the unamortized balance at March 31, 2007 is $735,344. Discounts recognized are being amortized ratably over twelve months, the term of each convertible note payable.

In April 2007, five of the above investors converted $120,000 of the secured convertible notes payable into 96,000 shares of common stock.

In February and March 2007, we received a total of $2,285,000 from investors for the purchase of 1,828,000 "Subscription Units" at $1.25 per Unit. Each Unit consists of: (a) one share of common stock; (b) one warrant to purchase common stock at a purchase price of $1.50 per share for a period of two years; and, (c) one warrant to purchase common stock at a purchase price of $2.50 per share for a period of three years. Warrants granted aggregated 3,656,000.

In April 2007, the Company issued a total 1,828,000 shares of common stock to investors holding these "units".

At September 30, 2006, we owed $464,600 on a 6% Secured Convertible Debenture A, and $400 on a 6% Secured Convertible Debenture B. On October 18, 2006 the balances due on these debentures plus accrued interest of $58,919 was paid in full with the release of 1,916,667 shares of common stock originally held in escrow for the benefit of the debenture holders as collateral on these securities. In addition, $210,000 of loans to a related party/ investor was paid off as part of the complete transaction to payoff these debentures.

In October 2006, the balance due of $465,000 on our convertible debentures was completely paid off by certain investors and we re-issued the 1,916,667 shares of common stock held in escrow on behalf of the original debenture holders to the new investors. We also owed $210,000 to a related party/investor who was directly involved with closing this deal. As part of the payoff of these debentures, the $210,000 obligation was also charged off.

Our continuation as a going concern is dependent on our ability to grow revenues, obtain additional equity and/or financing, and, generate sufficient cash flow from operations to meet our obligations on a timely basis.

The operating results of the Company's divisions can vary materially depending on a number of factors, many of which are outside our control:

Demand for our services and market acceptance lags, Announcements and introduction of our new products and services and/or by our competitors, Our ability to upgrade infrastructure, develop new and improved systems to meet and anticipate growth and demand, Changing governmental rules, regulations and requirements, Customer/subscriber resilience and apathy due to foreign insurrections and our national and local economies, Product pricing competition, and Lack of investor/banking short-term working capital to facilitate unanticipated cash shortages.

We currently have no material commitments for capital requirements. If we were forced to purchase new equipment or replace the equipment we currently lease, any new lease(s) would constitute a material capital commitment; however, we are currently unable to quantify such amounts. If this situation does occurs, we will attempt to raise the necessary finances to make such purchases, but there is no assurance that we will be able to do so. Without the ability to quantify these amounts, we nonetheless believe that it would have a material impact on our business and our ability to maintain our operations.

 If we expand more rapidly than currently anticipated, and if our working capital needs exceed our current forecast and expectations, and if we consummate an acquisition(s), we will need to raise additional capital from equity and/or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements and to implement our growth strategy on acceptable terms. If we cannot obtain such financings on terms acceptable to us, our ability to fund our planned business expansion and to fund our on-going operations will be materially adversely affected. If we incur debt, the risks associated with our business and with owning our common stock would also increase. If we raise capital through the sale of equity securities, the percentage ownership of our stockholders will be diluted accordingly. In addition, any new equity securities may have rights, preferences, or privileges senior to those of our common stock.

ITEM 3.  CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures.

The Company maintains disclosure controls and procedures (as defined in Rule 13a-14(c) and Rule 15d-14(c) of the Exchange Act) designed to ensure that information required to be disclosed in the reports of the Company filed under the Exchange Act is recorded, processed, summarized, and reported within the required time periods. The Company's Chief Executive Officer and Principal Accounting Officer has concluded, based upon their evaluation of these disclosure controls and procedures as of the date of this report, that, as of the date of their evaluation, these disclosure controls and procedures were effective at ensuring that the required information will be disclosed on a timely basis in the reports of the Company filed under the Exchange Act.

(b) Changes in Internal Controls.

The Company maintains a system of internal controls that is designed to provide reasonable assurance that the books and records of the Company accurately reflect the Company's transactions and that the established policies and procedures of the Company are followed. There were no significant changes to the internal controls of the Company or in other factors that could significantly affect such internal controls subsequent to the date of the evaluation of such internal controls by the Chief Executive Officer and Principal Accounting Officer, including any corrective actions with regard to significant deficiencies and material weaknesses.

                             MARKET FOR COMMON STOCK

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "GTAP." The following table shows the quarterly high and low trade prices on the Over-the-Counter Bulletin Board. The prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

         The first trades of our shares on the Over-The-Counter Bulletin Board started February 16, 2004, and trading has been very limited since then; there can be no assurance that a viable and active trading market will develop. There can be no assurance that even if a market were developed for our shares, there will be a sufficient market so that holders of common stock will be able to sell their shares, or with respect to any price at which holders may be able to sell their shares. Future trading prices of our common stock will depend on many factors, including, among others, our operating results and the market for similar securities.

         The following sets forth information relating to the trading of our common stock on the Over-The-Counter Bulletin Board.

                                                  SALES PRICES ON THE OVER-THE-COUNTER BULLETIN
                                                                    BOARD ($)
                                                        HIGH(1)                    LOW(1)

FISCAL YEAR ENDED SEPTEMBER 30, 2004
First Quarter                                           $42.24                    $14.40
Second Quarter                                          $21.12                     $3.06
Third Quarter                                            $9.00                     $2.10
Fourth Quarter                                           $6.06                     $2.10

FISCAL YEAR ENDED SEPTEMBER 30, 2005
First Quarter                                            $9.00                     $2.40
Second Quarter                                           $6.00                     $2.04
Third Quarter                                            $3.06                     $0.66
Fourth Quarter                                           $0.96                     $0.24

FISCAL YEAR ENDED SEPTEMBER 30, 2006
First Quarter                                            $0.48                     $0.18
Second Quarter                                           $1.26                     $0.18
Third Quarter                                            $2.22                     $0.60
Fourth Quarter                                           $2.00                     $1.02

FISCAL YEAR ENDED SEPTEMBER 30, 2007
First Quarter                                            $3.00                     $1.50
Second Quarter                                           $3.05                     $1.95

(1) All prices give effect to a one for thirty-two reverse stock split on January 26, 2004 and a one for six reverse stock split which was effected on July 24, 2006.

   On May 1, 2007, the closing trade price of our common stock as reported on the Bulletin Board was $1.96 per share. On that date, there were 538 stockholders of record of our common stock.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The names of our directors and executive officers, their principal occupations, and the year in which each of our directors and executive officer initially joined the board of directors are set forth below.


Name                          Age    Position

John P. Gorst                 38     Chairman and Chief Executive Officer

M. Carroll Benton             62     Chief Financial Officer,
                                     Chief Administrative Officer, Secretary
                                     and Treasurer

William M. Wright, III        41     Chief Operating Officer and Director

Asra Rasheed                  33     President

Mark H. Levin                 35     Director

Norm Johnson                  46     Director

         JOHN P. GORST, Chairman of the Board, and Chief Executive Officer of Gottaplay, positions he assumed with us upon closing of the Merger between Donobi, Inc. and Gotaplay Interactive, Inc. Mr. Gorst has over 15 years experience in founding entrepreneurial technology ventures, specifically in the development of software and data services for business. His experience includes serving as chief executive officer and board chairman of Insynq, Inc., an application service provider, from August 1998 to present; vice president and general manager for a computer integration company, Interactive Information Systems Corp., from July 1996 to August 1998; and a training/IS consulting business in conjunction with Nynex Business Centers of New York. Mr. Gorst directs the Company's strategy and positions the Company in the business marketplace by forging strategic business alliances and mergers and acquisitions. Mr. Gorst also serves as the Company evangelist at tradeshows, press conferences and industry analyst meetings in order to increase awareness for the Company's brand. Mr. Gorst graduated top of his class as an Electronic Design Engineer from one of the top trade schools in Arizona. Mr. Gorst was also awarded a medal of honor for business leadership in 2001 and 2005 from the National Republican Congress. He devotes substantially all of his business time to the Company.

         M. CARROLL BENTON is our Chief Financial Officer, Chief Administrative Officer, Secretary, Treasurer and Director, positions she assumed upon closing of the Merger. Ms. Benton's early career spanned both the public and private sectors working largely with the banking systems and higher education institutions where she assisted in the development and deployment strategies necessary for computerization of these and other entities. Ms. Benton has successfully managed a 13 state insurance brokerage firm and has been a consultant to the small to medium business markets via accounting system design, implementation, support, and business practice analysis. She also taught undergraduate accounting courses at several Puget Sound colleges and universities. With an in-depth understanding of Gottaplay's finances, accounting infrastructure and compliance issues, Ms. Benton is responsible for all governmental compliance and financial and administrative operations. From December 1995 through December 1999, Ms. Benton was president of a computer integration company, Interactive Information Systems Corp. Her public sector experience includes serving as chief administrative officer, secretary, treasurer, chief financial officer and director for Insynq, Inc., a Pacific Northwest application service provider, from August 1998 to present. Formerly with a CPA firm, Ms. Benton brings over 38 years of business financial expertise to Gottaplay.

         WILLIAM M. WRIGHT, III is the Chief Operating Officer and a Director of Gottaplay Interactive, Inc. Mr. Wright has over 20 years of experience and knowledge in financial management and business operations. His experience includes the start up of DONOBi, Inc., an Internet Service Provider that specialized in the acquisition and rollup of numerous rural service providers, and the eventual taking of the company public in 2004. Mr. Wright served as both Chief Executive Officer and Chairman of the Board during his 6 year tenure with DONOBi leading to the merger with Gottaplay. Prior to his work in the technology field, Mr. Wright was a Real Estate Broker in both California and Washington, and including the position of President and minority owner of a local property management company. Mr. Wright received his Bachelors of Science in Business Administration with an emphasis in Financial Services from San Diego State University.

         ASRA RASHEED has been the President of Gottaplay since 2004. From 2003 to 2004 Ms. Rasheed was the President of NextRental, Inc, an on-line video game rental subscription service. From 2002 to 2003, she was Director of Multi Media at Koyo Graphics where she managed large web development projects for clients like Warner Brothers, Sanyo, Sony, etc. At Koyo Graphics, Ms. Rasheed developed many key relationships in the entertainment and multimedia space. Also at Koyo Graphics, she managed the development of an on-line video game rental and sales website for one of the largest DVD publishers in Asia. From 1996 to 2001 Ms. Rasheed was Vice President of Business Development for Luminex Lighting, a manufacturer of fluorescent lighting fixtures. Ms. Rasheed holds a Bachelors of Arts in Business Administration - Finance from California State University, Fullerton.

         MARK H. LEVIN, MBA is a Director of Gottaplay. From July 2001 to the present, Mr. Levin has been CEO of Marlin Financial Group, Inc., Potomac, Maryland, a consulting firm specializing in aiding publicly traded companies with mergers and acquisitions, capital structure, shareholder relations, strategic alliances and licensing agreements. Prior to founding Marlin Financial, from 1996 through 2000, Mr. Levin was the CEO of Eyecity.com, Inc., an Internet eye care company, located in Plainview, NY providing, sunglasses and prescription glasses to the general public. Mr. Levin is still a Director of Eyecity.com, Inc. Mr. Levin received an M.B.A. degree in Marketing in 1997 and a B.B.A. degree in Management from Hofstra University in 1994.

         NORM JOHNSON is a Director of Gottaplay. With the closing of the Merger Mr. Johnson retained his position as Director. Mr. Johnson spent 18 years as an All-Pro kicker in the NFL (Seahawks, Falcons, Steelers and Eagles). For the past five years, Mr. Johnson has worked for Reid Real Estate, Inc., a Washington corporation, representing and advising clients on their real estate investments. During his NFL career, Mr. Johnson also owned "Norm Johnson's All-Pro Sportscards" with three locations. Mr. Johnson earned his Bachelor's Degree in Economics from the University of California Los Angeles (UCLA) in 1983.

LONG TERM INCENTIVE AWARDS

         Option Grants in Last Fiscal Year We did not award options to our executive officers in 2005 or 2006 under any incentive plans. Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values There were no option exercises by our executive officers in 2005 and 2006.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

         On February 28, 2007, pursuant to an Agreement of Merger and Plan of Reorganization, our wholly owned subsidiary, Gottaplay Management, Inc. entered into an Employment Agreement with Sidney Price. Mr. Price is employed as its President and also serves as Vice-President of Strategic Content for Gottaplay. The Initial Term of the Agreement is for a period of three (3) years. At the expiration of the Initial Term, the Agreement may be extended for such additional periods as agreed. If we terminate the Agreement "for cause" our obligations under the Agreement are terminated as of the termination date. If we terminate the Agreement without cause, employee shall be paid all accrued salary, bonus compensation to the extent earned, deferred compensation, any rights, including accelerated vesting, if any, of awards under the Company's stock option plan, accrued vacation and any appropriate business expenses. Severance upon change in control shall be for a period of the lesser of the remaining portion of the Initial Term or twelve (12) months from the date of such termination provided. The Agreement provides for an annual base salary of $75,000 during the first year, $110,000 during the second year and $160,000 during the third year. Mr. Price shall be granted at each anniversary date of the Agreement, an incentive stock option to purchase shares of common stock of Gottaplay if certain game trading milestones are met. Under the terms of the Agreement, Mr. Price is entitled to all the benefits generally made available to the Company's executive officers.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation includes a provision that eliminates the personal liability of our officers and directors for monetary damages for breach of fiduciary duty to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

         The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC POLICY ON INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LONG TERM INCENTIVE PLANS

         In February 2007, our board of directors adopted the "2007 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan" (the "Plan").

         The Plan provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to our directors, officers, employees and consultants. At the adoption of this plan, we set aside 3,000,000 shares of common stock, which may be issued upon the exercise of securities granted. As of the date of this Prospectus no securities have been granted or are outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information regarding beneficial ownership of our common stock as of May 1, 2007:

   o By each person who is known by us to beneficially own more than 5% of our common stock;
   o By each of our officers and directors; and o By all of our officers and directors as a group.


                                  NAME                   NUMBER         PERCENT

     John P. Gorst (1) (2)                             3,568,073        11.29%

     M. Carroll Benton (1) (3)                         3,564,392        11.28%

     William M. Wright, III (1)                          443,768         1.43%

     Asra Rasheed (1) (4)                              1,922,000         6.13%

     Mark H. Levin (1) (5)                             3,568,666        11.29%

     Norm Johnson (1)                                     76,668             *

     THI Inc, LLC (6)                                  2,583,181         8.31%

     Whispering Pines Development, Ltd. (7)            1,632,834         5.12%

     All executive officers and directors as a
     group (6 persons)                                13,143,567         41.6%

          * Less than 1%

   (1) Officer and/or director.
   (2) Includes 3,068,073 shares of common stock and 500,000 stock options exercisable within 60 days.
   (3) Includes 3,064,392 shares of common stock and 500,000 stock options exercisable within 60 days.
   (4) Includes 1,672,000 shares of common stock and 250,000 stock options exercisable within 60 days.
   (5) Includes 3,068,666 shares of common stock and 500,000 stock options exercisable within 60 days.
   (6) Includes 566,667 shares of common stock, 488,838 shares issuable upon the conversion of Convertible Notes Payable and 1,527,676 warrants exercisable within 60 days.
   (7) Includes 833,334 shares of common stock, 266,500 issuable upon the conversion of Convertible Notes Payable and 533,000 warrants exercisable within 60 days.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation earned by or paid to our Chief Executive Officer and the other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered in all capacities during the fiscal year ended September 30, 2006. We refer to these individuals as our named executive officers.


   NAME AND          YEAR       SALARY PAID     BONUS ($)     OTHER ANNUAL     SECURITIES       ALL OTHER
   PRINCIPAL                        ($)                     COMPENSATION ($)   UNDERLYING     COMPENSATION
   POSITION                                                                    OPTIONS (#)         ($)
John P. Gorst,       2006            $55,268         $0.00       $0.00        500,000(2)          $0.00
Chairman and         2005            $23,823         $0.00       $0.00             -0-            $0.00
CEO                  2004              $0.00         $0.00       $0.00             -0-            $0.00

William M.           2006           $120,000         $0.00       $0.00             -0-            $0.00
Wright, III,         2005           $120,000         $0.00       $0.00             -0-            $0.00
Chief                2004           $101,250         $0.00       $0.00             -0-            $0.00
Operating
Officer

   1. The compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officer that are available generally to all of our salaried employees, and may not include certain perquisites and other personal benefits received by the name executive officer that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.
   2. Represents option for common stock granted under Gotaplay Interactive, Inc. prior to July 24, 2006 Merger. The option to purchase shares of common stock has an exercise price of $0.50 and may be exercised any time after February 17, 2006 for a period of ten years.
   3. No other officer or director of the Company received compensation in excess of $100,000 in either of the past three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In June 2005 we entered into a five-year agreement with Insynq, Inc. (INSN.PK) whereby it would supply our technology and communications infrastructure and programming expertise. Insynq, Inc. is partially owned and managed by two of our officers, John P. Gorst and M. Carroll Benton. During the fiscal year ended September 30, 2006, the amount of services provided to Insynq totaled $122,112.

         Insynq also paid certain expenses on our behalf or advanced money to us. On October 31, 2005, Insynq accepted to convert these expenses and advances into an unsecured Promissory Note in the amount of $333,837, which included interest at the rate of 7% per annum.

         On July 17, 2006, we issued 447,111 shares of common stock to Insynq, Inc. to satisfy the Note Payable and accrued interest, a partial reduction of the trade payable and certain other amounts either advanced or paid on our behalf. The fair value of the shares issued was $1.05 per share.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The securities we are offering are shares of our common stock. We are authorized by our Certificate of Incorporation to issue 100,000,000 shares of common stock, $0.001 par value. We presently have issued and outstanding 31,101,170 shares of common stock.

         The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights.

PREFERRED STOCK

         We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to five million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

THE APPLICATION OF THE "PENNY STOCK" RULES

         The Securities Exchange Act of 1934 requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Among these exceptions are shares issued by companies that have:

         o net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years;
         o net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or
         o average annual revenue of at least $6 million for each of the last three years.

         We do not currently meet the requirements of these exceptions and, therefore, our shares would be deemed penny stock for purposes of the Exchange Act if and at any time while our common stock trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our shares to prospective buyers would be required, unless an exemption is available, to:

         o deliver a lengthy disclosure statement in a form designated by the SEC relating to the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our shares;

         o provide detailed written disclosure to buyers of current price quotations for our shares, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction; and,

         o send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

         In addition, if we are subject to the penny stock rules, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or "accredited investor," must make a special written determination that our shares would be a suitable investment for the buyer. The brokers or dealers must receive the buyer's written agreement to purchase our shares, as well as the buyer's written acknowledgement that the suitability determination made by the broker or dealer accurately reflects the buyer's financial situation, investment experience and investment objectives, prior to completing any transaction in our shares.

         These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our stockholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

         The SEC from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for our shares.

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term "Selling Stockholders" includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.




SELLING STOCKHOLDERS

                                                                                          Total Number
                                                % of                                        of Shares     % of Shares
                                    Number of   Shares     Total Number    Total Number    Owned after    Owned after
                                     Shares     Owned        of Shares      of Shares     the Offering    the Offering
                                      Owned     Prior      Beneficially     Underlying    Assuming all    Assuming all
                                    Prior to    to          Owned Being      Warrants        of the      of the Shares
              Name                 Offering(1)  Offering      Offered     Being Offered    Shares are       are Sold
                                                   (1)                                        Sold
---------------------------------- ------------ ---------- -------------- --------------- -------------- ---------------
Whispering Pines Dev. Corp. (2)     1,632,834     5.1%           0           266,500        1,366,334         4.4%
(13)
Kempfer Juerg(13)                    509,880      1.6%           0           169,960         339,920          1.1%
Hanspeter Knecht(7)(13)             1,387,500     4.3%        320,000        462,500         605,000          1.9%
Roland Wismer(7)                     600,000      1.9%        200,000        200,000         200,000           *
Cambridge Merchantile Holdings
S.A.(12) (13)                        468,337      1.5%           0            62,500         405,837          1.3%
THI, Inc.(2) (13)                   2,583,181     7.3%          .0           488,838        2,094,343         6.2%
Dr. J. Salomon(6)                    128,000        *         96,000          32,000            0              0
Norman Dyer(6)                       120,000        *         80,000          40,000            0              0
Anthony Edlin(6)                     80,000         *         40,000          40,000            0              0
Orlando Rodriquez(6)                 60,000         *         20,000          40,000            0              0
Jeffery A. Pitt(6)                   60,000         *         20,000          40,000            0              0
San Diego Torrey Hills Capital
LLC(3)                              1,530,000     3.9%        30,000            0           1,500,000         3.9%
Andrew & Anne McDermott (5)(7)       840,000      2.2%        280,000        560,000            0              0
Michael & Cathy McDermott(7)         120,000        *         40,000          80,000            0              0
Harry & Lynda Hatch(7)               360,000        *         120,000        240,000            0              0
Troy Duncan(7)                       60,000         *         20,000          40,000            0              0
Shawn McGuire(7)                     60,000         *         20,000          40,000            0              0
Kevin Petcharck(7)                   60,000         *         20,000          40,000            0              0
Michael Rocchetti (4) (7)            101,000        *         20,000          81,000            0              0
Greg Weiss(7)                        60,000         *         20,000          40,000            0              0
C. V. Salapare(7)                    840,000      2.2%        280,000        560,000            0              0
M. T. Kobyluck(7)                    48,000         *         16,000          32,000            0              0
Matthew Tyrmand(7)                   36,000         *         12,000          24,000            0              0
Cathy & Allan Miller(7)              180,000        *         60,000         120,000            0              0
Pauline Rubis(7)                     60,000         *         20,000          40,000            0              0
James & Marie-Anne McGlynn(7)        36,000         *         12,000          24,000            0              0
Jin Lee(7)                           120,000        *         40,000          80,000            0              0
Jose & Tersita Ocampo(7)             540,000      1.4%        180,000        360,000            0              0
Dorothy Englese(7)                   84,000         *         28,000          56,000            0              0
Jose Joel Ocampo(7)                  24,000         *          8,000          16,000            0              0
William Ciotti(7)                    60,000         *         20,000          40,000            0              0
Joseph Museck(7)                     60,000         *         20,000          40,000            0              0
Michael Dougherty(7)                 24,000         *          8,000          16,000            0              0
John F. Lee(7)                       72,000         *         24,000          48,000            0              0
Houy Chang(7)                        120,000        *         40,000          80,000            0              0
Douglas Rapoport(7)                  431,800      1.1%           0           431,800            0              0
Michael & Whitney Rocchetti(7)       41,000         *            0            41,000            0              0
Joe Schnaier(7)                      37,000         *            0            37,000            0              0
Harry Friedman(7)                    37,000         *            0            37,000            0              0
David Fargo(8)                       20,000         *         20,000            0               0              0
Clayton Chase(8)                    1,520,000     3.9%        20,000            0           1,500,000         3.9%
Marview Holdings(8)(9)               40,000         *         40,000            0               0              0
The Chase Family Trust(8)(10)        10,000         *         10,000            0               0              0
Kenneth Green(8)                     10,000         *         10,000            0               0              0
Juan Gamez(8)                        10,000         *         10,000            0               0              0
D. Allan Dillenberg, III(8)          20,000         *         20,000            0               0              0
Daniel Lauter(8)                     30,000         *         30,000            0               0              0
Absolute Internet Services, Inc.      5,000         *          5,000            0               0              0
(8)(11)
Jeff Fargo (14)                      15,000         *         15,000            0               0              0

*Less than 1%

(1) Includes shares beneficially owned and shares underlying warrants that may be exercised within 60 days of this Prospectus.

(2) Includes 408,000 shares underlying warrants that may be exercised within 60 days of this Prospectus owned by Whispering Pines Development Corp. and THI, Inc. as Joint Tenants. Patrick K. Knight has voting control over Whispering Pines Development Corp. Phillip Knight has dispositive control for THI, Inc.

(3) Clifford Mastricola is the sole member of San Diego Torrey Hills Capital LLC, and has voting and dispositive control over the shares. 1,500,000 of the shares were issued as founder's shares (at $.001 per share) in August of 2004. In February 2007, 30,000 of the shares were issued in consideration of consulting services valued at $2.33 per share (total of $69,900.), of which 15,000 shares were transferred to Jeff Fargo.

(4) Includes 41,000 shares underlying warrants owned by Michael and Whitney Rocchetti as Joint Tenants.

(5) Includes 720,000 shares owned by the McDermott Living Trust.

(6) On January 31, 2007 Messrs, Salomon, Dyer, Edlin, Rodriguez, and Pitt purchased a total of $120,000 in one year Convertible Promissory Notes, which were convertible into shares of our common stock at $1.25 per share. As additional consideration, we issued: a) 96,000 warrants to purchase 96,000 shares of our common stock at an exercise price of $1.50 for a period of two years; and, b) 96,000 warrants to purchase 96,000 shares of our common stock at $2.50 per for a period of three years.

(7) From February 23, 2007 through March 31, 2007 we sold to 26 accredited investors, a total of 1,828,000 Units (the "Unit[s]") for $1.25 per Unit (total of $2,285,000.) Each Unit consisted of: a) one share of common stock; b) one warrant to purchase one share of our common stock at a purchase price of $1.50 per share for a period of two years, and, c) one warrant to purchase one share of our common stock at a purchase price of $2.50 for a period of 3 years. Prestige Financial Center, a registered broker/dealer, acted as Placement Agent for 1,308,000 of the Units (total of $1,630,000) and received compensation consisting of x) a commission of 10% ($163,500) of the amount funded; y) warrants to purchase 416,000 shares of common stock at an exercise price of $1.50 per share for a period of two years; and z) warrants to purchase 130,800 shares of our common stock at an exercise price of $2.50 per share for a period of three years. Prestige Financial Center assigned the warrants it received as part of its compensation to Messrs. Rappoport, Rocchetti, Schnaier and Friedman, who are affiliates of Prestige Financial Center. Messrs, Rappoport, Rocchetti, Schnaier and Friedman received their warrants in the ordinary course of business and had no understanding with the Company that they would directly or indirectly distribute the warrants or the shares underlying the warrants. No commissions were paid on the sale of 520,000 Units ($650,000)which were sold by officers of the Company to Hanspeter Knecht (320,000 Units for $400,000 ) and to Roland Wismer (200,000 Units for $250,000.)

(8) 1,625,000 shares were issued as founder's shares (at $.001 per share) in August of 2004. On June 8, 2006, 20,000 shares were purchased by Clayton Chase from an unaffiliated person for $5,000.

(9) The person having voting and dispositive control over the shares is Charlie Schleicher

(10) The person having voting and dispositive control over the shares Is Eileen
E. Chase.

(11) The person having voting and dispositive control over the shares is Emil Kadlec.

(12) The person having voting and dispositive control over the shares is Sutherland Arthur Morris.

(13) From October 1 through October 15, 2006, these investors purchased a total of $1,157,873 of convertible promissory notes, convertible into our common stock at $1.25 per share. As additional consideration for the convertible notes, we issued 2 year warrants to purchase 926,298 shares at $1.50 per share and 3 year warrants to purchase 926,298 shares at $1.50 per share. Of the $1,157,873, Whispering Pines Dev. Corp. paid $333,125; Kempfer Juerg paid $212,450; Hanspeter Knecht paid $178,125 Cambridge Mercantile Holdings S.A. paid $78,125 and THI, Inc. paid $356,048.

(14) Received as gift from San Diego Torrey Hills Capital in February 2007 for nominal consideration.

      PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders may include donees and pledgees selling shares received from one of the selling stockholders after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. The selling stockholders may sell the shares being offered by this prospectus in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    privately negotiated transactions;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable laws.

           AMENDMENT AND SUPPLEMENTATION NECESSITATED BY FUTURE SALES

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

                    OTHER INFORMATION REGARDING FUTURE SALES

         In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

         We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

                                LEGAL PROCEEDINGS

         We are a party to an un-filed claim, received September 5, 2006 by Webolution, LLC, regarding the sale of certain assets in the amount of $7,000, which remains unpaid. We are working with the parties involved to create a payment plan.

         On August 17, 2006 Systemmetrics Corporation filed a claim against the Company in the circuit court of the First Circuit State of Hawaii alleging nonpayment of services in the amount of approximately $360,000. During 2005, Gottaplay, formerly known as Donobi, Inc. entered into an asset purchase agreement with Koa Internet, Inc. an Internet service provider, which had undisclosed trade payables outstanding. Systemmetrics alleges we are liable for the outstanding balance and damages. We are vigorously defending this action and believe this claim is without merit.

         On November 7, 2006, in the Superior Court of Washington for Grant Country, Ron and Susan Gear filed a claim alleging sums currently due and owing on a Promissory Note in the amount of $135,000. Gottaplay is vigorously defending this action and believes the claim is without merit. In addition, the Company has filed a Counterclaim. The Promissory Note was an integral part of an asset purchase arrangement. An element of the consideration was a Non-Compete Agreement by Mr. and Mrs. Gear. Gottaplay alleges Gear violated that agreement, thereby rendering the majority of the consideration for the transaction worthless.

         On February 10, 2005, we filed a claim against the PUD District No. 2 of Grant County, which began as a payment dispute with the PUD alleging non-payment by Donobi, now known as Gottaplay, and Donobi asserting disparate treatment at the hands of the PUD when compared to other similar entities doing business in the PUD's area of operation. The matter was prepared for hearing and a temporary injunction was entered prohibiting the PUD from terminating service to Donobi upon the condition that Donobi pay certain sums on or before a certain date each month. The injunction remains in force, and we continue to comply with it, and Grant County PUD continues to provide services.

         As disclosed in the footnotes to our financial statements filed with our Form 10QSB for the period ending March 31, 2007, in April, 2007 we cancelled 2,000,000 shares of common stock originally issued to Capital Group Communications, Inc. an investment relations firm, pursuant to an agreement dated July 25, 2006. We cancelled the stock based upon, among other things, the non-performance of the July 25, 2006 Agreement. We have received a letter from Capital Group Communications, Inc. disputing the cancellation of the stock and alleging that the stock remains validly issued. We believe we have meritorious defenses to the claim and in the event legal action is instituted we would vigorously defend any such action.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by de Castro P.C., San Diego, California 92101.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS

         Our financial statements, as of and for the periods September 30, 2006 and March 31, 2007 have been audited and reviewed, respectively, by Lake and Associates CPA's, LLC, registered independent auditors, as set forth in their report included herein and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Generally, these forward-looking statements include but are not limited to statements about our plans, objectives, expectations, intentions and other statements contained in this prospectus that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the sections captioned "Risk Factors" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                               FURTHER INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information presented in the registration statement and the exhibits to the registration statement. For further information with respect to us and our shares of common stock to be sold in this offering, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents. The exhibits to this registration statement should be referenced for the complete contents of these contracts and documents. Each statement is qualified in all respects by reference to the exhibits.

You may read and copy all or any part of the registration statement or any other information we file at the SEC's Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of such information may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

         Our World Wide Web site is located at HTTP://WWW.GOTTAPLAY.COM and HTTP://WWW.DONOBI.COM . Information contained on our Web site does not constitute, and shall not be deemed to constitute, part of this prospectus.

                              FINANCIAL STATEMENTS

         The information required by this item is included on pages F-1 through F-34 attached hereto and incorporated by reference. The index to the consolidated financial statements can be found on page F-1.

 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     SEC Registration Fee                        $               426.04
     Transfer Agent Fees                                       3,000.00
     Legal Fees and Expenses                                  10,000.00
     Printing and Engraving Expenses                           3,500.00
                                                     -------------------
     Total                                       $           $16,926.04
                                                     ===================

The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth information regarding all sales of our unregistered securities within the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, or were exempt by reason of the application of Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters. Further, the number of shares set forth in this Item 26 gives effect to a one for six (6) reverse split of our common stock effective as of July 24, 2006.

         In April 2005, we issued $700,000 of 6% secured convertible debentures, to an unrelated party. A total of 2 debentures were issued. Both debentures were secured by certain assets and property of the Company. Pursuant to terms of these debentures, in anticipation of the consummation of a merger between us and Koa Internet, Inc. a Nevada Corporation, and as additional security for the repayment of the debentures, we placed into escrow, 1,916,667 shares of our common stock. October 18, 2006 the debentures, plus accrued interest, were paid in full and the 1,916,667 shares of common stock held in escrow were assigned to an accredited investor group which had purchased the debentures from the original holders of the debentures.

         On March 17, 2006, the Company issued 500,000 shares of our Common Stock to one entity in consideration for forgiveness and in full payment of a certain Note Payable owed by us, then having a balance of principal and interest of $105,000 ($0.21 per share).

         On March 17, 2006, we issued 41,667 shares of common stock to Mr. Clarke Whitney and 33,333 shares of common stock to Norm Johnson, each a director of our Company. These shares were issued in consideration for services rendered to us and had an agreed market value of $0.24 per share.

         On March 21, 2006, we entered into a consulting agreement with Terry Stein and in consideration of the services undertaken, we issued 60,833 shares of common stock with a fair market value of $0.90 per share.

         On March 21, 2006, we issued 302,262 shares of common stock to the "Donobi, Inc. Profit sharing Plan".

         On March 24, 2006 we issued to Terry Stein 33,333 shares of common stock for past services as an officer and director at an agreed market value of $0.84 per share.

         On March 24, 2006, we entered into a consulting agreement with John Loidhamer. In consideration of the services undertaken, we issued 8,333 shares of common stock with a fair market value of $0.84 per share.

         Between March, 2006 and May, 2006, we sold 5,000,000 shares of common stock to six (6) overseas investors for aggregate proceeds of $300,000 ($.06 per share). We also provided these investors with certain "piggyback" registration rights with respect to the shares.

         On July 14, 2006 we issued to Highgate House Funds Ltd., 8,334 shares of our common stock as an inducement to waive a certain condition under an Amendment to an Agreement dated June 30, 2006. The shares had an agreed upon market value of $1.20 a share.

         GOTAPLAY INTERACTIVE, INC. - MERGER ISSUANCES

         On July 24, 2006, pursuant to a Merger Agreement (the "Agreement"), Gotaplay Interactive, Inc. ("Gotaplay"), a privately held Nevada corporation, merged with Donobi, Inc. In accordance with the Agreement, the Registrant (a) completed a one for 6 reverse stock split; (b) issued 17,744,618 post-reverse split shares of common stock to the former stockholders of Gotaplay;

         POST MERGER STOCK ISSUANCES

         On July 25, 2006, we issued 2,000,000 shares of common stock to Capital Group Communications in consideration of services rendered, with a fair market value at the date of issuance. However, on February 22, 2007, our board of directors voted to terminate the consulting agreement. On April 20, 2007, we issued instructions for the cancellation of the shares.

         On July 26, 2006, we issued 120,000 shares of common stock to Silverdale Partners, LP in consideration for services rendered, with a fair market value at the date issuance.

         On October 1, 2006, four accredited investors purchased a total of $312,500 in one year Convertible Promissory Notes (the 10/1/06 Notes") which are convertible into shares of our common stock at $1.25 per share. As additional consideration to these accredited investors, we issued: a) 250,000 warrants to purchase 250,000 shares of our common stock at $1.50 per share at an exercise price of $1.50 for a period of two years; and, b) 250,000 warrants to purchase 250,000 shares of our common stock at $2.50 per share for a period of three years;

         On October 15, 2006, four accredited investors purchased a total of $845,373 in one year Convertible Promissory Notes (the 10/15/06 Notes") which are convertible into shares of our common stock at $1.25 per share. As additional consideration to these accredited investors, we issued: a) 676,298 warrants to purchase 676,298 shares of our common stock at $1.50 per share at an exercise price of $1.50 for a period of two years; and, b) 676,298 warrants to purchase 676,298 shares of our common stock at $2.50 per for a period of three years;

         On January 22, 2007, we entered into a consulting agreement with San Diego Torrey Hills Capital LLC. Under which the terms of the agreement, in consideration of the services, we issued 30,000 shares of common stock with a fair market price of $2.33 per share.

         On January 31, 2007 five accredited investors purchased a total of $120,000 in one year Convertible Promissory Notes (the 1/10/07 Notes") which were convertible into shares of our common stock at $1.25 per share. As additional consideration to these accredited investors, we issued: a) 96,000 warrants to purchase 96,000 shares of our common stock at $1.50 per share at an exercise price of $1.50 for a period of two years; and, b) 96,000 warrants to purchase 96,000 shares of our common stock at $2.50 per for a period of three years;

         On January 23, 2007, we issued to J. Roebling Fund, upon the exercise of warrants, 40,000 shares of common stock at an exercise price of $2.50 per share.

         From February 23, 2007 through March 31, 2007 we sold to 26 accredited investors, a total of 1,828,000 Units (the "Unit[s]") for $1.25 per Unit (total of $2,285,000.) Each Unit consists of: a) one share of common stock; b) one warrant to purchase one share of our common stock at a purchase price of $1.50 per share for a period of two years, and, c) one warrant to purchase one share of our common stock at a purchase price of $2.50 for a period of 3 years. Prestige Financial Center, acted as Placement Agent for 1,308,000 of the Units (total of $1,630,000) and received compensation consisting of x) a commission of 10% ($163,500) of the amount funded; y) warrants to purchase 416,000 shares of common stock at an exercise price of $1.50 per share for a period of two years; and z) warrants to purchase 130,800 shares of our common stock at an exercise price of $2.50 per share for a period of three years. No commissions were paid on the sale of 520,000 Units which were sold by officers of the Company.

         On February 28, 2007, we issued 220,000 shares of our common stock with a value of $2.55 per share in connection with our acquisition of Gamershare, Inc.

         On March 15, 2007 we entered into a Consulting Agreement with The Lexicomm Group to provide us with public relation services. Pursuant to the Agreement, we will issue as part of the monthly compensation, $2,500 per month in shares of our common stock with the fair market value on date of issuance. To date, we have issued 504 shares of common stock at $2.48 per share and 1,309 shares of stock at a fair market value of $1.90 per share.

         On March 28, 2007, we entered into a Letter of Agreement with Andrew J. Barwicki to provide investor relation services for us. Under the terms of the Agreement, monthly compensation is $3,100 and 4,000 shares of common stock. To date we have issued 4,000 shares of common stock with a fair market value of $2.25 per share.

         On March 28, 2007, we entered in a Consulting Agreement with Prominence Media Corp to provide media relations. Compensation, in anticipation of the services to be performed was $168,000 of our common stock with a fair market value of $2.25 per share totaling 74,667 shares of common stock.

ITEM 27.  EXHIBITS


5.1*       Legal opinion and consent of de Castro P.C.
23.1*      Consent of de Castro P.C. (included with Exhibit 5.1)
23.2*      Consent of Auditors


* Previously filed



ITEM 28. UNDERTAKINGS.


         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by
section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts
or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
                           (iii) To include any additional or changed
material information with respect to the plan of distribution.

                  (2) That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2/A1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gig Harbor, State of Washington, on July 6, 2007.

                                            GOTTAPLAY INTERACTIVE, INC.


                                            By:/S/ JOHN P. GORST
                                               ---------------------------------
                                            John P. Gorst,
                                            Chief Executive Officer

                                            By:/S/ M. Carroll Benton
                                               ---------------------------------
                                            M. Carroll Benton
                                            Principal Accounting Officer

         In accordance with the Securities Act of 1933, Form SB-2 Registration Statement was signed by the following persons in the capacities and on the dates indicated.



Dated:  July 6, 2007

                                            /S/ JOHN P. GORST
                                            John P. Gorst
                                            Chief Executive Officer and Director

Dated:  July 6, 2007

                                            /S/ ASRA RASHEED
                                            Asra Rasheed
                                            President

Dated:  July 6, 2007

                                            /S/ M. CARROLL BENTON
                                            M. Carroll Benton Chief
                                            Administrative Officer, Chief
                                            Financial Officer, Secretary,
                                            Treasurer and Director,

Dated:  July 6, 2007

                                            /S/ WILLIAM M. WRIGHT, III
                                            William M. Wright, III
                                            Chief Operating Officer
                                            Director

Dated:  July 6, 2007

                                            /S/ MARK H. LEVIN
                                            Mark H. Levin
                                            Director

Dated:  July 6, 2007

                                            /S/ NORM JOHNSON
                                            Norm Johnson
                                            Director

F-1

                   INDEX TO FINANCIAL STATEMENTS.........................................................F-1

                   Interim Financial Statements for the Three and Six Months
                   Ended March 31, 2007 - (unaudited)

                   Balance Sheets........................................................................F-2
                   Statements of Operation...............................................................F-3
                   Statement of Stockholders' Deficit....................................................F-4
                   Statements of Cash Flows..............................................................F-5
                   Notes to Financial Statements.........................................................F-6

                   Financial Statements for the Years Ended September 30, 2006 and September
                   30, 2005

                   Report of Independent Certified Public Accountants....................................F-15
                   Balance Sheets........................................................................F-16
                   Statements of Operations..............................................................F-17
                   Statement of Stockholders' Deficit....................................................F-18
                   Statements of Cash Flows..............................................................F-20
                   Notes to Financial Statements.........................................................F-21


                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                                    March 31, 2007           September 30, 2006
                                                                     (Unaudited)
                                                                 ---------------------      ---------------------
                                     Assets

Current assets
    Cash                                                           $        1,426,132        $           61,130
    Accounts receivable, net of $47,934 allowance for doubtful
       accounts                                                               147,224                   181,400
    Work-in-progress                                                            3,873                    11,563
    Prepaid expenses and other current assets                                 442,307                    31,800
    Deferred charges                                                           45,000                    45,000
                                                                 ---------------------      ---------------------
                    Total current assets                                    2,064,536                   330,893
                                                                 ---------------------      ---------------------
Fixed assets, net of $807,717 of accumulated depreciation                     455,750                   281,876
                                                                 ---------------------      ---------------------
Other assets
    Intangible assets, net of $217,219 of accumulated                       1,622,885                 1,052,729
       amortization
    Deposits                                                                   15,529                    13,451
                                                                 ---------------------      ---------------------
           Total other assets                                               1,638,414                 1,066,180
                                                                 ---------------------      ---------------------

           Total assets                                            $        4,158,700        $         1,678,949
                                                                 ====================      ====================

                                    Liabilities and Stockholders' Equity (Deficit)

Current liabilities
    Accounts payable                                               $          697,132         $          649,161
    Accounts payable - related parties                                         51,204                     43,326
    Accrued liabilities                                                       478,342                    425,889
    Accrued liabilities - related parties                                      30,315                     32,411
    Deferred and prebilled revenues                                           266,067                    251,544
    Convertible debentures                                                         --                    465,000
    Current portion of notes payable                                          235,924                    302,040
    Convertible notes payable, net of $735,344 unamortized                    542,529                         --
    discount
    Notes and loans payable - related parties                                 113,509                    765,082
    Obligations under capitalized leases                                       13,554                     27,046
    Amounts due - related parties                                               6,316                      8,468
                                                                 ---------------------      ---------------------
           Total current liabilities                                        2,434,892                  2,969,967
                                                                 ---------------------      ---------------------
Long-term liabilities
      Long term portion of notes payable                                       80,000                     85,234
                                                                 ---------------------      ---------------------
Total liabilities                                                           2,514,892                  3,055,201
                                                                 ---------------------      ---------------------
Stockholders' equity (deficit)
    Preferred stock, $0.001 par value, 5,000,000 shares
       authorized, none issued and outstanding                                     --                         --
    Common stock, $0.001 par value, 100,000,000 shares
       authorized, 31,100,100 shares issued and 31,096,690
       shares outstanding                                                      31,100                     28,893
    Treasury stock                                                            (7,879)                      (379)
    Additional paid-in capital                                              5,892,106                  3,586,369
    Common stock and subscription units authorized, but                     2,454,250                         --
    unissued
    Additional paid-in capital - treasury stock                               230,614                    230,614
    Prepaid services paid with common stock                               (1,250,000)                (2,450,000)
    Accumulated deficit                                                   (5,706,383)                (2,771,749)
                                                                 ---------------------      ---------------------
           Total stockholders' equity (deficit)                             1,643,808                (1,376,252)
                                                                 ---------------------      ---------------------
           Total liabilities and stockholders' equity (deficit)    $        4,158,700         $        1,678,949
                                                                 =====================      =====================

The accompanying notes are an integral part of these consolidated condensed financial statements.

                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)

                                                    Three months ended              Six months ended
                                                         March 31,                      March 31,
                                                 --------------------------     --------------------------
                                                    2007           2006            2007           2006
                                                 -----------    -----------     -----------    -----------

Revenues                                       $    588,494   $     42,547    $  1,091,390   $     66,405
Cost of revenues                                    360,933         50,845         652,010         89,646
                                                 -----------    -----------     -----------    -----------
    Loss before operating expenses                  227,561        (8,298)         439,380       (23,241)
                                                 -----------    -----------     -----------    -----------
Operating Expenses
   Fulfillment                                      162,568         59,875         266,673        119,403
   Technology and development                        17,768         13,500          39,256         28,000
   Advertising and marketing                        267,536         11,258         415,334         46,050
   General and administrative                       917,655        138,351       1,981,004        244,312
   Officers' compensation                           159,907         39,808         257,891         78,787
   Related party expenses                            37,103         31,382          72,642         58,990
                                                 -----------    -----------     -----------    -----------
    Total operating expenses                      1,562,537        294,174       3,032,800        575,542
                                                 -----------    -----------     -----------    -----------
     Loss from operations                        (1,334,976)     (302,472)      (2,593,420)     (598,783)
                                                 -----------    -----------     -----------    -----------
Other (expense) Income
    Interest income and other income                  4,589            228          14,475            551
    Other income                                      1,935             --           3,995             --
    Gain on disposition of assets                        --             --              --          3,391
    Interest expense and financing costs          (238,598)       (18,497)       (359,684)       (32,196)
                                                 -----------    -----------     -----------    -----------
    Total other expense                           (232,074)       (18,269)       (341,214)       (28,254)
                                                 -----------    -----------     -----------    -----------
    Net loss before income taxes                 (1,567,050)     (320,741)      (2,934,634)     (627,037)
Provision for income taxes                               --             --              --             --
                                                 -----------    -----------     -----------    -----------
     Net Loss                                  $ (1,567,050   $  (320,741)    $ (2,934,634   $  (627,037)
                                                 ===========    ===========     ===========    ===========



Weighted average number of common shares
  outstanding                                    30,940,358     14,946,837      30,694,098     14,946,837
                                                 ===========    ===========     ===========    ===========


Net loss per common shares outstanding, basic
  and diluted                                  $     (0.05)   $     (0.02)    $     (0.10)   $     (0.04)
                                                 ===========    ===========     ===========    ===========



The accompanying notes are an integral part of these consolidated condensed financial statements.

                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
       Consolidated Condensed Statement of Stockholders' Equity (Deficit)
                     For the six months ended March 31, 2007
                                   (Unaudited)



                                               Common Stock                        Treasury Stock

                                                                                               Additional
                                        Shares                 Amount           Amount      Paid in Capital
                                      ----------------------------------------------------------------------------

Balance at September 30, 2006 .....       28,893,433       $    28,893      $      (379)      $   230,614

Allocation of discount on
convertible notes payable .........             --                --               --                --

Stock subscription units, net of ..             --                --               --
expenses ..........................             --                --           (163,500)        2,285,000

Authorization to issue common stock
at market value for non-employee
contracted services ...............             --                --               --                --

Issuance of common stock at market
value for non-employee contracted .           30,000                30             --
services ..........................             --                --             71,970              --

Issuance of common stock at market
value to merge company ............          220,000               220             --                --

Recognition of prepaid services
rendered and earned ...............             --                --               --                --

Issuance of common stock in
conjunction with settlement of ....        1,916,667             1,917             --
debts .............................             --                --            732,002              --

Exercise of 40,000 warrants; stock              --                --               --
unissued ..........................             --                --               --             100,000

Issuance of common stock for
exercise of warrants ..............           40,000                40             --                --

Treasury shares purchased .........           (3,410)             --             (7,500)             --

Net loss for the six months ended,
March  31, 2007 ...................             --                --               --                --
                                         -----------       -----------      -----------       -----------

Balance at March 31, 2007 .........       31,096,690       $    31,100      $    (7,879)      $   230,614
                                         ===========       ===========      ===========       ===========

(Continued from previous page)


                                                            Common
                                         Additional      Stock (units)                                             Total
                                          Paid-in        Authorized but        Prepaid        Accumulated       Stockholders'
                                          Capital           Unissued           Services         Deficit        Equity/(Deficit)
                                        -------------------------------------------------------------------------------------

Balance at September 30, 2006 .....      $ 3,586,369      $      --         $(2,450,000)      $(2,771,749)      $(1,376,252)

Allocation of discount on
convertible notes payable .........        1,004,525             --                --                --           1,004,525

Stock subscription units, net of ..
expenses ..........................             --          2,121,500

Authorization to issue common stock
at market value for non-employee
contracted services ...............             --            169,250              --                --             169,250

Issuance of common stock at market
value for non-employee contracted .
services ..........................             --             72,000

Issuance of common stock at market
value to merge company ............          560,780             --                --                --             561,000

Recognition of prepaid services
rendered and earned ...............             --               --           1,200,000              --           1,200,000

Issuance of common stock in
conjunction with settlement of ....
debts .............................             --            733,919

Exercise of 40,000 warrants; stock
unissued ..........................             --            100,000

Issuance of common stock for
exercise of warrants ..............           99,960         (100,000)             --                --                --

Treasury shares purchased .........             --               --                --                --              (7,500)

Net loss for the six months ended,
March  31, 2007 ...................             --               --                --          (2,934,634)       (2,934,634)
                                         -----------      -----------       -----------       -----------       -----------
Balance at March 31, 2007 .........      $ 5,892,106      $ 2,454,250        (1,250,000)      $(5,706,383)      $ 1,643,808
                                         ===========      ===========       ===========       ===========       ===========



The accompany notes are an integral part of this consolidated condensed financial statement.



                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
           Consolidated Condensed Statements of Cash Flows (Unaudited)

                                                                                        Six months ended         Six months ended
                                                                                         March 31, 2007           March 31, 2006
                                                                                       --------------------    ---------------------
Cash Flows from operating activities

    Increase (decrease) in cash
    Net loss ............................................................................      $(2,934,634)      $  (627,037)
    Adjustment to reconcile net loss to cash (used) in
        operating activities:
        Depreciation and amortization ...................................................          234,210            66,651
        Gain on disposition of assets ...................................................             --              (3,391)
        Amortization of discounts .......................................................          269,180              --
        Amortization of prepaid expenses ................................................        1,272,000              --
        Share-based compensation for services rendered ..................................            1,250            35,549

           Changes in assets and liabilities:
             Accounts receivable ........................................................           34,176              --
             Accounts payable ...........................................................           47,973            72,572
             Accounts payable - related parties .........................................            7,878            48,990
             Accrued liabilities ........................................................           96,010            19,918
             Accrued liabilities - related parties ......................................           29,714            23,945
             Deferred revenue and pre-billed revenue ....................................           14,522             6,710
             Other current assets and prepaid expenses ..................................         (234,816)            1,057
                                                                                                -----------      -----------
                          Net cash (used) in operating activities .......................       (1,162,537)         (355,036)
                                                                                                -----------      -----------
Cash flows from investing activities
    Cash paid to merger company .........................................................          (60,000)             --
    Purchase of fixed assets ............................................................          (61,552)             --
    Purchase of DVD library .............................................................         (295,689)          (58,764)
    Deposit on leased facilities ........................................................           (2,078)             --
                                                                                                -----------      -----------
               Net cash (used) in investing activities ..................................         (419,319)          (58,764)
                                                                                                -----------      -----------
Cash flows from financing activities
    Proceeds from convertible notes payable .............................................          921,825           305,000
    Proceeds from stock subscription units ..............................................        2,285,000               300
    Payments for commissions due on stock subscription units ............................         (163,500)             --
    Payments on notes payable ...........................................................          (71,350)           (3,750)
    Proceeds from notes payable - related parties .......................................           30,000           100,000
    Payments on notes payable - related parties .........................................         (134,125)          (26,000)
    Payments on capitalized leases ......................................................          (13,492)             --
    Proceeds from exercise of warrants ..................................................          100,000              --
    Purchase of treasury stock ..........................................................           (7,500)             --
    Proceeds from loans - related parties ...............................................             --             171,950
    Payments on loans - related parties .................................................             --            (132,720)
                                                                                               -----------       -----------
               Net cash provided by financing activities ................................        2,946,858           414,780
                                                                                               -----------       -----------
Net increase in cash ....................................................................        1,365,002               980
Cash at beginning of period .............................................................           61,130             5,917
                                                                                               -----------       -----------
Cash at end of period ...................................................................      $ 1,426,132       $     6,897
                                                                                               ===========       ===========

Supplemental disclosures and non-cash investing and financing activities - see
Note 14.

The accompanying notes are an integral part of these consolidated condensed financial statements.



          Gottaplay Interactive, Inc. and Its Wholly Owned Subsidiaries
              Notes to Consolidated Condensed Financial Statements
                           March 31, 2007 (Unaudited)



On July 24, 2006, Gottaplay Interactive, Inc. ("Gottaplay" and the "Company"), formerly known as Donobi, Inc. ("Donobi"), a publicly held company, merged with Gotaplay Interactive, Inc. ("Gotaplay"), a privately held Nevada corporation pursuant to a Merger Agreement ("Agreement"). In accordance with terms of the Agreement, Donobi was to:

(a.) Execute a one for six reverse stock split, prior to the merger, thereby reducing the number issued and outstanding shares of common stock from 65,619,481 to 10,936,580, and

(b.) Issue 17,744,618 post-reverse split shares of common stock to the former stockholders of Gotaplay after the merger, and (c.) Amend its Articles of Incorporation by changing the name of the Company from Donobi, Inc. to Gottaplay Interactive, Inc., and (d.) Elect all the former directors of Gotaplay to the board of directors of Gottaplay and have all Donobi's directors resign except for two individuals, one being an officer of the Donobi and now an officer of Gottaplay.

As a result of the Agreement, the merger transaction was treated for accounting purposes as a "reverse merger", effective July 24, 2006. The legal acquirer is Donobi, Inc. and the accounting acquirer is Gottaplay Interactive, Inc. The merger had been accounted for pursuant to Statement on Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other intangible Assets". However, no goodwill was recognized in this transaction.

On February 28, 2007, the Company's wholly owned subsidiary, Gottaplay Management, Inc. ("GMI"), a Nevada corporation, merged a privately held Florida company called Gamershare, Inc. ("GSI") into its operations. In consideration for the merger, the Company paid the former sole shareholder of GSI $60,000 in cash and issued 220,000 shares of its $0.001 par value common stock. The shares were valued at market, or $2.55 per share, on the date of closing, and the total value of these shares was $561,000. The Company also agreed to issue up to another 170,000 shares of its $0.001 par value common stock to the former shareholder of GSI, if certain revenue milestones are achieved. The assets, liabilities and other obligations of GSI are nominal. GMI is the surviving corporation. The former shareholder of GSI also received a three year employment agreement.

ORGANIZATION AND DESCRIPTION OF BUSINESS

The consolidated condensed financial statements include the accounts of the Company and its wholly owned subsidiaries. Each division and subsidiary company separately accounts for its operations and transactions and all inter-company and all intra-divisional transactions have been eliminated.

As a result of this merger there are two distinct operating divisions: (a.) a division operating an on-line video game rental business offered to the general public, and (b.) a division operating as an internet service provider ("ISP") and digital video services business. The primary core of business is the on-line video game rental business.

ON-LINE VIDEO GAME RENTAL DIVISION

The on-line video game rental division began operations in October 2004. The division provides a subscriber access to a comprehensive library of titles via the internets as an alternative to store based gaming rentals. For the standard subscription plan of $20.95 per month, subscribers can generally have up to two titles out at the same time with no due dates, late fees or shipping charges. In addition to the standard plan, the Company offers two other service plans with different price points that allow subscribers to keep either fewer or more titles at the same time. Subscribers select titles at the Company's website, aided by its proprietary recommendation service, and generally receive the game within three business days by U.S. Postal mail service. The gamers then return the game at their convenience using the Company's prepaid mailers. After a title has been returned, the Company mails a title from the subscriber's game queue. All of the Company's subscription revenues are generated in the United States of America.

INTERNET SERVICE PROVIDER DIVISION ("ISP")

Internet related services including connectivity, web access, web hosting and development, video services, networking and development and design to single and multi-unit residential and business customers across the United States of America, principally in the Northwestern part of the U.S.A.

YEAR-END AND DOMICILE

The Company and its wholly owned subsidiaries adopted September 30th as its fiscal year end and are domiciled in Nevada.

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the Unites States of America, have been condensed or omitted. It is suggested that these consolidated condensed financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Amended Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2006 filed by the Company on January 16, 2007.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated condensed financial statements is as follows:

PRINCIPLE OF CONSOLIDATION

The  consolidated   condensed  financial  statements  include  the  accounts  of
Gottaplay Interactive, Inc. and its subsidiaries. Intercompany transactions and balances have been eliminated.

MANAGEMENT'S USE OF ESTIMATES AND ASSUMPTIONS

The preparation of the consolidated condensed financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements, and the reported amounts of revenue and expense during the reporting periods. Actual results may differ from those estimates and assumptions.

RECLASSIFICATIONS

Certain amounts reported in previous periods have been reclassified to conform to the Company's current period presentation.

REVENUE RECOGNITION AND DEFERRED REVENUES

In accordance with the SEC's Staff Accounting Bulletin No. 104, "Revenue Recognition", revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. A summary of each operating division's revenue recognition procedures follows:

On-Line Video Game Rental Division

The Company charges $1.00 for an initial ten-day trial period. At any time during the initial ten-day period, a new subscriber has the right to rescind their agreement, but will not receive full credit for the $1.00 charge.

If the subscriber does not cancel during the ten-day period, the Company will charge his credit card account according to the plan selected by the subscriber, and until the subscriber cancels his subscription. The Company recognizes subscription revenue ratably during each subscriber's monthly subscription period. For financial reporting purposes, the Company allocates subscription fees over the number of days in the month for which the fee was charged and will record deferred revenue at month end for subscription fees received, but not yet earned, which will be fully recognized in the following month. The Company recognized $58,278 of deferred revenues as of March 31, 2007 for this division. All authorized refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of used video games will be recorded upon shipment.

ISP and Digital Video Services Division

ISP subscriber revenues are billed monthly and are recorded as revenue for that month the connectivity services are provided. In addition to monthly invoicing, ISP customers also have several billing options to prepay subscription fees and the plans are: (a.) quarterly, (b.) semi-annually, and (c.) annually. All prepaid fees are recorded as deferred and/or pre-billed revenues and accordingly, are recognized in the month the connectivity service is provided. At March 31, 2007, the Company's ISP division recognized deferred revenues and pre-billed revenues of $207,789. Support and maintenance contracts are recognized over the term of the respective contract. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist principally of cash, accounts and related party receivables, trade and related party payables, accrued liabilities, short-term obligations and notes receivable. The carrying amounts of such financial instruments in the accompanying consolidated condensed balance sheets approximate their fair values due to their relatively short-term nature. It is management's opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

LOSS PER COMMON SHARE

Basic loss per common share is provided in accordance with SFAS 128, "Earnings Per Share." Basic loss per common share is computed by dividing the net loss available to the shareholders of common stock by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing the net loss by the weighted average number of common shares including the dilutive effect of common share equivalents then outstanding. Common stock equivalents are not included in the computation of diluted net loss per common share because the effect would be anti-dilutive.

SHARE-BASED PAYMENTS

The Company adopted Statement of Financial Accounting standards ("SFAS") No. 123 (Revised December 2004), "Share-Based Payment" (SFAS No. 123R), which requires the measurement and recognition of compensation expense fro all share-based payment awards made to employees and directors, including stock options, employee stock purchases related to an employee stock purchase plan and restricted stock units based on estimated fair values of the awards over the requisite employee service period. SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", which the company previously followed in accounting for stock-base awards. In March 2005, the SEC issued Staff Bulletin No. 107("SAB No. 107"), to provide guidance on SFAS 123R. The Company has applied SAB No. 107 in its adoption of SFAS No. 123R.

Under SFAS No. 123R, stock-base compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized on a straight-line basis as expense over the employee's requisite service period. The Company has no awards with market or performance conditions. The Company adopted the provisions of SFAS 123R in its fiscal year ended September 30, 2006, using the modified prospective application method. The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date (or date of adoption) and subsequently modified or cancelled; prior periods are not revised for comparative purposes. Estimated compensation expense for awards outstanding on the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure under FASB Statement No. 123, "Accounting for Stock-Based Compensation".

SEGMENT REPORTING

The Company follows SFAS No. 130, "Disclosures About Segments of an Enterprise and Related Information." This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company has two reportable operating segments as of March 31, 2007. (See also Note 13.)

RELATED PARTIES

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. The Company has these relationships and which are identified as such in the accompanying consolidated condensed financial statements.

RECENT AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48") which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be the Company's fiscal year beginning October 2007, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The adoption of FIN 48 is not expected to have a material impact on the Company's results of operations or financial position.

In June 2006, the Financial Accounting Standards Board ("FASB") ratified the provisions of Emerging Issues Task Force ("EITF") Issue No. 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)." EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company's calendar year 2007. The adoption of EITF Issue No. 06-3 is not expected to have a material impact on the Company's results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108 ("SAB No. 108"), "Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements". SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for the fiscal year beginning November 15, 2006. The adoption of SAB No. 108 is not expected to have a material impact on the Company's results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). While SFAS 157 formally defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements, it does not require any new fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is required to be adopted effective January 1, 2008 and the Company does not presently anticipate any significant impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. The funded status of a plan is measured as the difference between plan assets at fair value and the benefit obligation, which is represented by the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans. SFAS 158 requires the recognition, as a component of other comprehensive income, net of tax, of the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost in accordance with existing accounting principles. Amounts required to be recognized in accumulated other comprehensive income, including gains and losses and prior service costs or credits are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of existing accounting principles. In addition, SFAS 158 requires plan assets and obligations to be measured as of the date of the employer's year-end statement of financial position as well as the disclosure of additional information about certain effects on net periodic benefit cost for the next fiscal year from the delayed recognition of the gains or losses and prior service costs or credits.

The Company is required to adopt those provisions of SFAS 158 attributable to the initial recognition of the funded status of the benefit plans and disclosure provisions as of December 31, 2006. Those provisions of SFAS 158 applicable to the amortization of gains or losses and prior service costs or credits from accumulated other comprehensive income to the net periodic benefit cost are required to be applied on a prospective basis effective January 1, 2007. The Company is still in the process of evaluating the impact, if any, of SFAS 158. However, the Company does not anticipate that the adoption of SFAS 158 will have any impact on its results of operations or financial position.

Note 3 - Going Concern and Management's Plan

The Company's consolidated condensed financial statements as of March 31, 2007 and for the six month period ended March 31, 2007 have been prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of $2,934,634 and negative cash flows from operations of $1,162,537 for the six months ended March 31, 2007. At March 31, 2007, the Company had a working capital deficit of $370,356 and a stockholders' equity of $1,643,808. The accompanying consolidated condensed financial statements do not include any adjustments that might result from the ultimate outcome of these risks and uncertainties. The Company's working capital deficit as of March 31, 2007, may not enable it to meet certain financial objectives as presently structured.

The rate at which the Company expends it financial resources is variable, may be accelerated, and will depend on many factors. In order to obtain the necessary operating and working capital, the Company seeks either public or private equity investors and/or private debt financing. There can be no assurance that such additional funding, if any, will be available on acceptable terms. The Company's continued existence as a going concern is completely dependent upon its ability to grow sales and to secure additional equity and/or debt financing and there are no assurances that the Company will be successful. Without sufficient short-term financing it would be unlikely for the Company to continue as a going concern.

Note 4 - Accrued Liabilities

Accrued liabilities consist of the following at March 31, 2007:

                                     Amount
                               -------------------

Payroll, vacations and related      $223,396
Payroll taxes ................        79,436
Business taxes ...............        36,576
Other expenses ...............        41,750
Interest .....................        97,184
                                    --------
Total accrued liabilities ....      $478,342
                                    ========

Note 5 - Notes and Loans Payable - Related Parties

At March 31, 2007, two related parties are owed a total of $113,509 and the notes are considered a current liability. The details of these related party obligations are:

(i.) Note payable for $60,509 to a Director of the Board, 9.5% interest, unsecured, and
(ii.) Note payable for $53,000 to an officer of the Company, 18% interest, secured with personal property.

On February 9, 2007, unsecured notes and loans totaling $341,975 due to a related party investor/stockholder were converted into a secured convertible note payable. (See also Note 7.)

Note 6 - Notes Payable and Other Loans

The Company has eight notes payable at March 31, 2007 totaling $315, 924. These notes bear interest ranging from 7.79 % to 18.0% per annum. Two notes, totaling $22,738, are collateralized by personal property of the Company, and six notes totaling $293,186, do not carry security or collateral. The long-term portion of these notes is estimated at $80,000.

Note 7 - Secured Convertible Notes Payable

From October 1, 2006 through February 9, 2007, the Company consummated three private placement financing agreements with ten investors for a total of $1,277,873. (See also Note 5.) These obligations, in the form of 9%, secured convertible notes payable, are due within one year of each note's issuance and are convertible into 1,022,298 shares of par value common stock, valued at $1.25 per share. In conjunction with these notes, the Company granted warrants to purchase shares of common stock, with terms as follows:

(a.) 1,022,298 warrants exercisable within two years from the date of grant at
     $1.50 per share, and
(b.) 1,022,298 warrants exercisable within three years from the date of grant at $2.50 per share. In December 2006, 40,000 warrants were exercised at $2.50 per share for total proceeds of $100,000. These shares were issued in January 2007.

Each investor was granted a pro-rata security interest in all the Company's assets.

For the six months ended March 31, 2007, the Company recorded discounts on these convertible notes payable totaling $1,004,524, which are equal to the fair value of the warrants granted, as determined using the Black-Scholes Option Pricing Model. The Company recognized $269,180 of interest expense on the discounts for the six months ended March 31, 2007. The unamortized balance at March 31, 2007 is $735,344. Discounts recognized are being amortized ratably over twelve months, the term of each convertible note payable.

In April 2007, five investors converted $120,000 of the secured convertible notes payable into 96,000 shares of common stock.

Note 8 - Subscription Units

In February and March 2007, the Company received a total of $2,285,000 from investors for the purchase of 1,828,000 "Units" at $1.25 per Unit. Each Unit consists of: (a) one share of common stock; (b) one warrant to purchase common stock at a purchase price of $1.50 per share for a period of two years; and, (c) one warrant to purchase common stock at a purchase price of $2.50 per share for a period of three years. Warrants granted aggregated 3,656,000.

In April 2007, the Company issued a total 1,282,000 shares of common stock. (See also Note 15.)

Note 9 - Secured Convertible Debentures

At September 30, 2006, the Company owed $464,600 on a 6% Secured Convertible Debenture A, and $400 on a 6% Secured Convertible Debenture B. On October 18, 2006 the balances due on these debentures plus accrued interest of $58,919 was paid in full with the release of 1,916,667 shares of common stock originally held in escrow for the benefit of the debenture holders as collateral on these securities. In addition, $210,000 of loans to a related party/ investor was paid off as part of the complete transaction to payoff these debentures.

Note 10 - Options and Warrants

Under FASB Statement 123, the Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants, respectively; dividend yield of zero percent for all periods; expected volatility ranging from 154.86% and 158.94%; risk-free interest rates ranging from 4.79% and 4.88%; and, expected lives ranging from 2.0 and 3.0 years for warrant awards granted during the six months ended March 31, 2007.

A summary of the Company's stock options and warrants as of March 31, 2007 and changes during the six months ended March 31, 2007 is presented below:

                                                             Weighted          Weighted
                                           Options           Average        Average Grant
                                             and            Exercise          Date Fair
                                          Warrants            Price             Value
                                         ------------     --------------    ---------------
Outstanding, September 30, 2006           3,129,309       $    0.75            $    0.75
     Granted                              6,247,396            1.98                 1.98
     Exercised                               40,000            2.50                 2.50
     Expired/Cancelled                           --              --                   --
                                         ------------     --------------    ---------------
Outstanding, March 31, 2007               9,336,705       $    1.56            $    1.56
                                         ------------     --------------    ---------------
Exercisable, March  31, 2007              9,336,705       $    1.56            $    1.56
                                        ============     ==============    ===============

Note 11 - Incentive Plan

In February 2007, the Company adopted the "2007 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan" (the "Plan"). The Plan provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to Directors, Officers, Employees and Consultants. Upon the adoption of this Plan, the Company set aside 3,000,000 shares of $0.001 par value common stock, which may be issued upon the exercise of securities granted. As of March 31, 2007, no securities have been granted or are outstanding.

Note 12 - Treasury Stock

On October 19, 2006 the Company purchased 3,410 shares of its common stock for $7,500 at the market price ($2.20 per share) for its shares at the close of the trading day.

Note 13 - Segment Reporting

The Company operates in two principal business segments. The following table sets forth the information for the Company's reportable segments and reconciliation for the six months ended March 31, 2007.

                                                                        Internet
                                                                         Service
                                            On-line Game           Provider
                                           Rental Division         Division              Totals
                                           -------------------------------------------------------
Net sales .........................         $   206,893          $   884,497          $ 1,091,390
Direct cost of sales, net of
depreciation ......................              99,495              423,947              523,442
Interest expense ..................             320,622               39,063              359,685
Depreciation and amortization .....             143,031               91,179              234,210
Corporate and other expense, net of
other income ......................           2,437,896              470,791            2,908,687
Loss from segment operations ......          (2,794,151)            (140,483)          (2,934,634)

Capitalized expenditures ..........             978,241                 --                978,241
Assets ............................           2,823,052            1,335,648            4,158,700

The Company did not have operating segments for the six months ended March 31, 2006.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments. This standard requires segmentation based on our internal organization and reporting of revenue and operating income or loss based upon internal accounting methods. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Because of the Company's integrated business structure, operating costs of one segment may directly or indirectly benefit the other segment. Therefore, these segments are not designed to precisely measure operating income or loss directly related the products included in each segment. As inter-segment costs are incurred in the future, management will accordingly recognize or estimate the alignment of these certain costs, and plan to evaluate the alignments on a regular basis.

Note 14 - Supplemental Cash Flow Information

Supplemental disclosures of cash flow information for the six months ended March 31, 2007 and 2006, respectively, are summarized as follows:


NON-CASH INVESTING AND FINANCING                                Six months ended March 31,
--------------------------------
                                                                    2007               2006
                                                                -----------------------------
Convert debentures and accrued liabilities into
   shares of common stock ..............................        $  523,919         $    --
Convert loans due to related party into a common stock .           210,000              --
Allocation of discount for value of warrants issued with
   secured convertible notes payable ...................         1,004,525              --
Issue common stock for inducement to merge .............           561,000              --
Issue common stock for prepaid professional services ...           240,000              --
Convert related party notes, loans and accrued interest
   into secured convertible note payable ...............           356,048              --
Convert related party loan to note payable .............              --             333,837
Vendor credit received for return of video games .......              --              11,365


CASH PAID FOR INTEREST AND TAXES            Six months ended March 31,
--------------------------------
                                                 2007            2006
                                            -----------------------------

Interest............................         $  16,356         $  --
Taxes ..............................                --            --

Note 15 - Subsequent Events

On April 20, 2007, the Company cancelled 2,000,000 shares of common stock originally issued to an investment relations firm, pursuant to an agreement dated July 25, 2006. The value of these shares was $3,000,000 and was reported as prepaid services in the accompanying Consolidated Condensed Statement of Stockholders' Deficit. The reason for cancellation was due to non performance.

In April 2007, the Company issued 1,924,000 shares of common stock to certain investors holding secured convertible notes payable (96,000 shares) and all investors holding the subscription units (1,828,000). (See Notes 7 and 8.)

 LAKE & ASSOCIATES, CPA'S





             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and
Stockholders of Gottaplay Interactive Inc. and Subsidiary



We have audited the accompanying consolidated balance sheets of Gottaplay Interactive Inc., (formerly known as Donobi, Inc.) and Subsidiary as of September 30, 2006 and related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ending September 30, 2006 and 2005. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gottaplay Interactive Inc., (formerly known as Donobi, Inc.) and Subsidiary as of September 30, 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




LAKE & ASSOCIATES CPA'S LLC

BOCA RATON FLORIDA

JANUARY 10, 2007

                                                              225 NE MIZNER BLVD
                                                                       SUITE 300
                                                       BOCA RATON, FLORIDA 33432

                                                             PHONE: 561.982.9874
                                                               FAX: 561.982.7985

                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2006

                                     Assets
Current assets
    Cash ................................................................     $    61,130
    Accounts receivable, net of $53,807 allowance for doubtful
       accounts .........................................................         181,400
    Work-in-progress ....................................................          11,563
    Prepaid expenses and other current assets ...........................          31,800
    Deferred charges ....................................................          45,000
                                                                              -----------
                    Total current assets ................................         330,893
                                                                              -----------
Fixed assets, net .......................................................         281,876
                                                                              -----------
Other assets
    Intangible assets, net ..............................................       1,052,729
    Deposits ............................................................          13,451
                                                                              -----------
           Total other assets ...........................................       1,066,180
                                                                              -----------
           Total assets .................................................     $ 1,678,949
                                                                              ===========

                                    Liabilities and Stockholders' Deficit
Current liabilities
    Accounts payable ....................................................     $   649,161
    Accounts payable - related parties ..................................          43,326
    Accrued liabilities .................................................         425,889
    Accrued liabilities - related parties ...............................          32,411
    Deferred and prebilled revenues .....................................         251,544
    Convertible debentures ..............................................         465,000
    Current portion of notes payable ....................................         302,040
    Notes and loans payable - related parties ...........................         765,082
    Obligations under capitalized leases ................................          27,046
    Amounts due to other related parties ................................           8,468
                                                                              -----------
           Total current liabilities ....................................       2,969,967
                                                                              -----------
Long-term liabilities
      Long term portion of notes payable ................................          85,234
                                                                              -----------
Total liabilites ........................................................       3,055,201
                                                                              -----------
Stockholders' deficit
    Preferred stock, $0.001 par value, 5,000,000 shares
       authorized, none issued and outstanding ..........................            --
    Common stock, $0.001 par value, 100,000,000 shares
       authorized, 28,893,433 issued and outstanding at
       September 30, 2006 ...............................................          28,893
    Treasury stock ......................................................            (379)
    Additional paid-in capital ..........................................       3,586,369
    Additional paid-in capital - treasury stock .........................         230,614
    Prepaid services paid with common stock .............................      (2,450,000)
    Accumulated deficit .................................................      (2,771,749)
                                                                              -----------
           Total stockholders' deficit ..................................      (1,376,252)
                                                                              -----------
           Total liabilities and stockholders' deficit ..................     $ 1,678,949
                                                                              ===========

The accompanying notes are an integral part of these consolidated financial statements.

                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Year ended              Year ended
                                                                  September 30, 2006    September 30, 2005
                                                                  ----------------------------------------
Revenues ................................................          $    464,531           $     96,573
Cost of revenues ........................................               321,735                204,648
                                                                   ------------           ------------
       Loss before operating expenses ...................               142,796               (108,075)
                                                                   ------------           ------------

Operating expenses
    Fulfillment .........................................               225,187                245,626
      Technology and development ........................                77,610                 73,405
      Advertising and marketing .........................                74,984                 41,282
    General and administrative ..........................             1,325,482                107,388
    Officers' compensation ..............................               244,027                149,970
    Related party expenses ..............................               122,477                 47,805
                                                                   ------------           ------------
    Total operating expenses ............................             2,069,767                665,476
                                                                   ------------           ------------
    Loss from operations ................................            (1,926,971)              (773,551)
                                                                   ------------           ------------
Other income (expense)
    Interest income .....................................                 9,243                   --
    Gain on disposition of assets .......................                 4,107                   --
    Other income ........................................                26,349                   --
    Interest expense ....................................               (85,651)               (19,830)
                                                                   ------------           ------------
Total other expense .....................................               (45,952)               (19,830)
                                                                   ------------           ------------
       Net loss before income taxes .....................            (1,972,923)              (793,381)

Provision for income taxes ..............................                  --                     --
                                                                   ------------           ------------
        Net loss ........................................          $ (1,972,923)          $   (793,381)
                                                                   ============           ============

Weighted average shares outstanding of common stock,
basic and diluted .......................................            18,750,333             13,907,500
                                                                   ============           ============


Net loss per common shares outstanding, basic and diluted          $      (0.11)          $      (0.06)
                                                                   ============           ============











The accompanying notes are an integral part of these consolidated financial statements.

                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT For the Years
                 ended September 30, 2006 and 2005


                                             Common Stock                   Treasury Stock
                                             ------------                   --------------
                                                                                       Additional
                                                                                        Paid in
                                        Shares           Amount        Amount            Capital
                                     -----------     -----------     -----------     ------------
Balance at  September 30, 2004 ..     13,907,500     $    13,907     $      --       $      --
                                     -----------     -----------     -----------     ------------

Recognition of non-compensated
services ........................           --              --              --              --

Authorization to issue common
stock for services, assets and
prepaid services ................           --              --              --              --

Net loss for the year ended
September 30, 2005 ..............           --              --              --              --

                                     -----------     -----------     -----------     -----------
Balance at September 30, 2005 ...     13,907,500          13,907            --              --
                                     -----------     -----------     -----------     -----------
Issuance of common stock
authorized for issuance in prior
year ............................      3,112,500           3,112            --             --

Recognition of prepaid services
rendered and earned .............           --              --              --              --

Issuance of common stock in
conjunction with settlement of ..
debts ...........................       744,618             745             --              --

Proceeds received from stock
subscription ....................           --              --              --              --

Options granted to employees
(1,250,000) and non-employees
(957,000) .......................           --              --              --              --

Cancellation of shares ..........        (20,000)           (20)            --              --

Effects of reverse merger on
stockholders' deficit pursuant to
merger agreement on
July 24, 2006 ...................      9,028,815           9,029            (379)        230,614

Issuance of common stock for
services and prepaid services ...      2,120,000           2,120            --              --

Net loss for the year ended
September 30, 2006 ..............           --              --              --              --
                                     -----------     -----------     -----------     -----------
Balance at September 30, 2006 ...     28,893,433     $    28,893     $      (379)    $   230,614
                                     ===========     ===========     ===========     ===========

(Continued next page)


                                                      Common        Subscription
                                                      Stock         Receiveable
                                    Additional        Authorized        and                             Total
                                     Paid In             but          Prepaid       Accumulated       Stockholders'
                                     Capital          Unissued        Services        Deficit           Deficit

Balance at  September 30, 2004 ..    $   (12,516)    $      --      $      (300)    $    (5,445)    $    (4,354)
                                     -----------     -----------    -----------     -----------     -----------

Recognition of non-compensated
services ........................        122,500            --             --              --           122,500

Authorization to issue common
stock for services, assets and
prepaid services ................           --             8,184         (3,500)           --             4,684

Net loss for the year ended
September 30, 2005 ..............           --              --             --          (793,381)       (793,381)

                                     -----------     -----------    -----------     -----------     -----------
Balance at September 30, 2005 ...        109,984           8,184         (3,800)       (798,826)       (670,551)
                                     -----------     -----------    -----------     -----------     -----------
Issuance of common stock
authorized for issuance in prior
year ............................         5,072           (8,184)           --              --             --

Recognition of prepaid services
rendered and earned .............           --              --            3,500            --             3,500

Issuance of common stock in
conjunction with settlement of ..
debts ...........................        781,102            --              --             --           781,847

Proceeds received from stock
subscription ....................           --              --              300            --               300

Options granted to employees
(1,250,000) and non-employees
placeholder .....................         32,049            --             --              --            32,049

Cancellation of shares ..........             18            --             --              --                (2)

Effects of reverse merger on
stockholders' deficit pursuant to
merger agreement on
July 24, 2006 ...................       (519,736)           --             --              --          (280,472)

Issuance of common stock for
services and prepaid services ...      3,177,880            --       (2,450,000)           --           730,000

Net loss for the year ended
September 30, 2006 ..............           --              --             --        (1,972,923)     (1,972,923)
                                     -----------     -----------    -----------     -----------     -----------
Balance at September 30, 2006 ...    $ 3,586,369     $      --      $(2,450,000)    $(2,771,749)    $(1,376,252)
                                     ===========     ===========    ===========     ===========     ===========


The accompany notes are an integral part of this consolidated financial statements.

                           Gottaplay Interactive, Inc.
                        and Its Wholly Owned Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year ended             Year ended
                                                                        September 30, 2006     September 30, 2005
                                                                        -----------------------------------------
Increase (Decrease) in Cash
    Net loss ....................................................          $(1,972,923)          $  (793,381)
    Adjustment to reconcile net loss to cash (used) in
        operating activities:
        Depreciation and amortization ...........................              141,628               126,972
        Allowance for bad debts .................................               19,914                  --
        Basis of disposed assets ................................               (4,107)                 --
        Write-down of video game library ........................                 --                  53,108
        Non compensated  services rendered ......................                 --                 122,500
        Share-based compensation for services rendered ..........              765,549                 4,528

           Changes in assets and liabilities:
              Accounts receivable ...............................              (88,328)                 --
             Deposits ...........................................                 --                  (8,376)
             Accounts payable ...................................              200,181               110,789
             Accounts payable - related parties .................              113,221                48,211
             Accrued liabilities ................................              117,183                54,950
             Accrued liabilities - related parties ..............               (8,219)                 --
             Deferred revenue and pre-billed revenue ............              136,265                 4,103
             Other current assets ...............................               10,648                  --
             Prepaid expenses ...................................               (3,434)               (5,250)
                                                                           -----------           -----------
                          Net cash (used) in operating activities             (572,422)             (281,846)
                                                                           -----------           -----------
Cash flows from investing activities
    Cash received from reverse merger ...........................               14,887                  --
    Purchase of equipment and leaseholds ........................               (2,738)              (34,936)
    Purchase of video game library ..............................              (71,927)             (113,854)
    Additions to note receivable ................................                 --                 (15,000)
                                                                           -----------           -----------
               Net cash (used) in investing activities ..........              (59,778)             (163,790)
                                                                           -----------           -----------
Cash flows from financing activities
    Proceeds from notes payable .................................              632,600                (7,250)
    Payments on notes payable ...................................              (95,764)                 --
    Payments on convertible debentures ..........................             (210,000)                 --
    Proceeds from note payable - related parties ................              343,000               150,000
    Payments on notes payable - related parties .................                 --                  (5,000)
    Proceeds from loans - related parties .......................              187,205               338,800
    Payments from loans - related parties .......................             (165,058)              (24,087)
    Payments on capitalized leases ..............................               (6,871)                 --
    Proceeds from stock subscriptions receivable ................                  300                  --
                                                                           -----------           -----------
               Net cash provided by financing activities ........              685,412               452,463
                                                                           -----------           -----------

Net increase in cash ............................................               53,212                 6,827
Cash at beginning of period .....................................                7,918                 1,091
                                                                           -----------           -----------
Cash at end of period ...........................................          $    61,130           $     7,918
                                                                           ===========           ===========

Supplemental disclosures and non-cash investing and financing activities - see
Note 15.

The accompanying notes are an integral part of these consolidated financial statements.

          Gottaplay Interactive, Inc. and Its Wholly Owned Subsidiaries
                   Notes to Consolidated Financial Statements


   Note 1 - Organization and Merger


On July 24, 2006, Gottaplay Interactive, Inc. ("Gottaplay" and the "Company"), formerly known as Donobi, Inc. ("Donobi"), a publicly held company, merged with Gotaplay Interactive, Inc. ("Gotaplay"), a privately held Nevada corporation pursuant to a Merger Agreement ("Agreement"). In accordance with terms of the Agreement, Donobi was to:

(a.) Execute a one for six reverse stock split, prior to the merger, thereby reducing the number issued and outstanding shares of common stock from 65,619,481 to 10,936,580, and
(b.) Issue 17,744,618 post-reverse split shares for 100% of the common stock held by the former stockholders of Gotaplay after the merger, and
(c.) Amend its Articles of Incorporation by changing the name of the Company from Donobi, Inc. to Gottaplay Interactive, Inc., and
(d.) Elect all the former directors of Gotaplay to the board of directors of Gottaplay and have all Donobi's directors resign except for two individuals, one being an officer of the Donobi and now an officer of Gottaplay.

As a result of the Agreement, the merger transaction was treated for accounting purposes as a "reverse merger", effective July 24, 2006. The legal acquirer is Donobi, Inc. and the accounting acquirer is Gottaplay Interactive, Inc.. Accordingly, the consolidated financial statements include:

(a.) The assets, liabilities, and equity of the accounting acquirer are recorded at historical cost, (b.) The assets, liabilities and equity of the legal acquirer are recorded at estimated fair market value,
(c.) The consolidated statements of operations include the operations of the accounting acquirer for the years presented,
(d.) The consolidated statements of operations include the results of operations of the legal acquirer for the period July 24, 2006 to September 30, 2006,
(e.) All common stock issuances of the accounting acquirer prior to the date of merger have been restated from $0.0001 par value to the legal acquirer's par value of $0.001 per share, and
(f.) All commitments and obligations were assumed on the date of merger by the accounting acquirer.

The merger has been accounted for pursuant to Statement on Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other intangible Assets". No goodwill was recognized in this transaction because on the date of merger, Donobi, Inc. had a deficit in equity of $397,650. A condensed balance sheet of Donobi, Inc., which approximated fair market value on the date of merger, is as follows:



                      Assets                                $ 1,525,196
                                                 ----------------------
                      Liabilities                           (1,922,846)
                                                 ----------------------
                      Deficit in Equity                      $  397,650
                                                 ----------------------
ORGANIZATION AND DESCRIPTION OF BUSINESS

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Each division and subsidiary company separately accounts for its operations and transactions and all inter-company and all inter-divisional transactions have been eliminated.

   As a result of this merger there are two distinct operating divisions: (a.) a division operating as an internet service provider ("ISP") and (b.) a division for on-line video game rental service business offered to the general public. The primary core of business will be the on-line video game rental business.

ON-LINE VIDEO GAME RENTAL DIVISION

   The on-line video game rental division began operations in October 2004. The division provides its subscribers access to a comprehensive library of titles via the internets as an alternative to store based gaming rentals. For the standard subscription plan of $20.95 per month, subscribers can generally have up to two titles out at the same time with no due dates, late fees or shipping charges. In addition to the standard plan, the Company offers two other service plans with different price points that allow subscribers to keep either fewer or more titles at the same time. Subscribers select titles at the Company's website, aided by its proprietary recommendation service, and generally receive the video game within three business days by U.S. Postal mail service. The gamers then return the video game at their convenience using the Company's prepaid mailers. After a title has been returned, the Company mails a title from the subscriber's game queue. All of the Company's subscription revenues are generated in the United States of America.

   INTERNET SERVICE PROVIDER DIVISION ("ISP")

   Internet related services including connectivity, web access, web hosting and development, video services, networking and development and design to single and multi-unit residential and business customers across the United States of America, principally in the Northwestern part of the U.S.A.

   YEAR-END AND DOMICILE

   The Company and its wholly owned subsidiaries adopted September 30th as its fiscal year end and are domiciled in Nevada.

Note 2 - Accounting Policies

ACCOUNTING PRINCIPLES

   The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

PRINCIPLE OF CONSOLIDATION

   The financial statements include the accounts of Gottaplay Interactive, Inc. and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments in which the Company exercises significant influence but do not control and are not the primary beneficiary are accounted for using the equity method. Investments in which the Company is not able to exercise significant influence over the investee and which do no have readily determinable fair values are accounted for under the cost method.

MANAGEMENT'S USE OF ESTIMATES AND ASSUMPTIONS

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting periods. Examples, though not exclusive, include estimates and assumptions of: loss contingencies; depreciation or amortization of the economic useful life of an asset; stock-based compensation forfeiture rates; estimating the fair value and/or goodwill impairment; potential outcome of future tax consequences of events that have been recognized in our financial statements or tax returns; and determining when investment impairments are other-than- temporary. Actual results may differ from those estimates and assumptions.

RECLASSIFICATIONS

   Certain amounts reported in previous periods have been reclassified to conform to the Company's current period presentation.

REVENUE RECOGNITION AND DEFERRED REVENUES

   In accordance with the SEC's Staff Accounting Bulletin No. 104, "REVENUE RECOGNITION", revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. A summary of each operating division's revenue recognition procedures follows:

On-Line Video Game Rental Division

   The Company charges $1 for an initial ten-day trial period. At any time during the initial ten-day period, a new subscriber has the right to rescind their agreement, but will not receive credit for the $1 charge.

   If the subscriber does not cancel during the ten day period, the Company will charge his credit card account according to the plan selected by the subscriber, until the subscriber cancels his subscription. The Company recognizes subscription revenue ratably during each subscriber's monthly subscription period. For financial reporting purposes, the Company allocates subscription fees over the number of days in the month for which the fee was charged.

   As of September 30, 2006, the Company reported $4,482 of deferred revenue, which will be fully recognized in the month of October 2006. All authorized refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of used video games will be recorded upon shipment.

ISP Division

Internet related revenues are recorded when they are rendered and earned. Revenues from support and maintenance contracts are recognized over the term of the contract. Provisions for discounts and rebates to customers and other allowances, and adjustments are provided for in the same period the related sales are recorded. At September 30, 2006, the Company reported deferred revenues and pre-billed revenues of $247,062, of which a significant portion will be fully recognized in the month of October 2006.

COST OF REVENUE

   Cost of revenues consists primarily of material costs, direct labor, depreciation and related expenses, which are directly attributable to the manufacture of products and the provision of services

CASH, CASH EQUIVALENTS AND FINANCIAL INSTRUMENTS

   The Company considers all highly liquid instruments with original maturities of three months or less at the date of purchase to be cash equivalents. In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short term investments.

ACCOUNTS RECEIVABLE

   Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements' assessment of known requirements, aging of receivables, payment history, the customer's current credit worthiness and the economic environment. As of September 30, 2006, the Company recognized an allowance for doubtful accounts of $53,808.

CONCENTRATIONS

   The Company maintains its cash in bank deposit accounts, which at time may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

   The Company paid one vendor, critical to the ISP division's operation, approximately $72,000 for the period July 24, 2006 to September 30, 2006.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Financial instruments consist principally of cash, accounts and related party receivables, trade and related party payables, accrued liabilities, short-term obligations and notes receivable. The carrying amounts of such financial instruments in the accompanying consolidated balance sheets approximate their fair values due to their relatively short-term nature. It is management's opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

LOSS PER COMMON SHARE

   Basic loss per common share is provided in accordance with SFAS 128, "EARNINGS PER SHARE." Basic loss per common share is computed by dividing the net loss available to the shareholders of common stock by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing the net loss by the weighted average number of common shares including the dilutive effect of common share equivalents then outstanding. Common stock equivalents are not included in the computation of diluted net loss per common share because the effect would be anti-dilutive.

SHARE-BASED PAYMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (R), "Share-Based Payment", which establishes standards for transactions in which an entity exchanges its equity instruments for goods and services. This standard replaces SFAS No. 123 and supercedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock-Based Compensation". This standard requires a public entity to measure the cost of employee services, using an option-pricing model, such as the Black-Scholes Model, received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB No. 25. Shares of commons stock issued for services rendered by a third party are recorded at fair market value, generally the quote at the close of market trading on the day for issuance of the stock.

The Company adopted SFAS No. 123 (R) for its fiscal year ended September 30, 2006 and applied all new awards under the modified prospective application.

DIVIDENDS

   The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

COMPREHENSIVE LOSS

   The Company has no components of other comprehensive loss. Accordingly, net loss equals comprehensive loss for all periods.

ADVERTISING EXPENSES

   Advertising costs are expensed as incurred. For the years ended September 30, 2006 and 2005 advertising expenses totaled $7,523 and $2,735, respectively.

SEGMENT REPORTING

   The Company follows SFAS No. 130, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did have two separately reportable operating segments as of September 30, 2006.

INCOME TAXES

   The Company follows SFAS No. 109, "ACCOUNTING FOR INCOME TAXES" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the consolidated financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

    Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

VIDEO GAME LIBRARY

   The Company records the purchase of new and/or used video games at cost. It depreciates the video game library, less estimated salvage value of $1.00 per video game, on a "sum-of-the-months" accelerated basis over the estimated economic useful life of each title. The economic useful life of a new release video game is estimated to be one year. In estimating the economic useful life of its video game library, the Company considers the potential utilization, damage and loss. Depreciation expense for the years ended September 30, 2006 and 2005 was $95,176 and $119,861, respectively.

PROPERTY AND LEASEHOLD IMPROVEMENTS

   Property is recorded at cost. The cost of maintenance and repairs of equipment is charged to operating expense when incurred. Depreciation and amortization is determined based upon the assets' estimated useful lives, and is calculated on a straight-line basis when the asset is placed in service. When the Company sells, disposes or retires equipment or replaces a leasehold improvement, the related gains or losses are included in operating results. Property is depreciated over five or seven years and begins when it is placed in service.

   Leasehold improvements are recorded at cost and are amortized over the remaining lease term.

   Depreciation and amortization expense for the years ended September 30, 2006 and 2005 was $26,087 and $1,986, respectively.

INTANGIBLE ASSETS AND SOFTWARE

   Intangible assets consist of goodwill, customer lists and non-compete covenants. The Company does not amortize goodwill in accordance with SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS". The Company assesses goodwill and customer lists for impairment annually. The annual testing for fiscal year ended September 30, 2006, resulted in no impairment of intangible assets. If an event occurs or circumstances change that would more likely than not reduce the fair value of an intangible asset below its carrying value, an evaluation for impairment will be conducted between annual tests.

   Customer lists, consisting of acquired subscriber bases, are amortized over 15 years and non-compete covenants are amortized over the contractual life/term of the non-compete period.

   Software applications are recorded at cost is amortized over sixty months.

   Amortization expense for the years ended September 30, 2006 and 2005 was $20,365 and $5,125, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

   In accordance with SFAS No.144, "Accounting for the Impairment or Disposal of Long-lived Assets", the Company assesses long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of asset groups to be held and used in measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds the fair value of the asset group. The Company evaluated its long-lived assets and no impairment charges were recorded for any of the periods presented.

RELATED PARTIES

   Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. The Company has these relationships and is further described in Note 7.

RECENT AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

   In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 ("SFAS No. 154"), "ACCOUNTING CHANGES AND ERROR CORRECTIONS." This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods' financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, "ACCOUNTING CHANGES," which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management has adopted these provisions.

   In February 2006, the FASB issued SFAS Statement No. 155, "ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS--AN AMENDMENT OF FASB STATEMENTS NO. 133 AND 140" ("SFAS 155"). This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "APPLICATION OF STATEMENT 133 TO BENEFICIAL INTERESTS IN SECURITIZED FINANCIAL ASSETS." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

   In July 2006, the FASB issued FASB Interpretation No. 48, "ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES - AN INTERPRETATION OF FASB STATEMENT NO. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company continues to evaluate the impact of FIN 48 which is to be adopted effective December 15, 2006.

   In September 2006, the FASB issued SFAS No. 157, "FAIR VALUE MEASUREMENTS" ("SFAS 157"). While SFAS 157 formally defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements, it does not require any new fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is required to be adopted effective January 1, 2008 and the Company does not presently anticipate any significant impact on its consolidated financial position, results of operations or cash flows.

   In September 2006, the FASB issued SFAS No. 158, "EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS - AN AMENDMENT OF FASB STATEMENTS NO. 87, 88, 106 AND 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. The funded status of a plan is measured as the difference between plan assets at fair value and the benefit obligation, which is represented by the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans. SFAS 158 requires the recognition, as a component of other comprehensive income, net of tax, of the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost in accordance with existing accounting principles. Amounts required to be recognized in accumulated other comprehensive income, including gains and losses and prior service costs or credits are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of existing accounting principles. In addition, SFAS 158 requires plan assets and obligations to be measured as of the date of the employer's year-end statement of financial position as well as the disclosure of additional information about certain effects on net periodic benefit cost for the next fiscal year from the delayed recognition of the gains or losses and prior service costs or credits.

   The Company is required to adopt those provisions of SFAS 158 attributable to the initial recognition of the funded status of the benefit plans and disclosure provisions as of December 31, 2006. Those provisions of SFAS 158 applicable to the amortization of gains or losses and prior service costs or credits from accumulated other comprehensive income to the net periodic benefit cost are required to be applied on a prospective basis effective January 1, 2007. The Company is still in the process of evaluating the impact, if any, of SFAS 158. However, the Company does not anticipate that the adoption of SFAS 158 will have any impact on its consolidated financial statements.

Note 3 - Going Concern and Management's Plan

   The Company's consolidated financial statements as of and for the periods ended September 30, 2006 and 2005 have been prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had net losses of $1,972,923 and $793,381 and negative cash flows from operations of $572,422 and $281,846 for fiscal years ended September 30, 2006 and 2005, respectively. At September 30, 2006, the Company had a working capital deficit of $2,639,074 and a stockholders' deficit of $1,376,252. The accompanying consolidated financial statements do not include any adjustments that might result from the ultimate outcome of these risks and uncertainties. As of September 30, 2006, the Company's working capital deficit may not enable it to meet certain financial objectives as presently structured.

   The rate at which the Company expends it financial resources is variable, may be accelerated, and will depend on many factors. In order to obtain the necessary operating and working capital, the Company is seeking either public or private equity investors and/or private debt financing. There can be no assurance that such additional funding, if any, will be available on acceptable terms. The Company's continued existence as a going concern is completely dependent upon its ability to grow sales and to secure equity and/or debt financing and there are no assurances that the Company will be successful. Without sufficient short-term financing it would be unlikely for the Company to continue as a going concern.

Note 4 - Intangible Assets

   The Company has the following intangible assets as of September 30, 2006:

                                                           Amount
                                                    -------------------
       Customer lists                            $             934,602
       Purchase contracts                                       79,399
       Covenants not to compete                                 15,500
       Goodwill                                                188,594
       Organizational costs                                      1,009
                                                    -------------------
                                                                       1,219,104
       Less: accumulated amortization                          166,375
                                                    -------------------
       Intangible assets, net                    $           1,052,729
                                                    ===================

Note 5 - Fixed Assets

   The Company has the following fixed assets as of September 30, 2006:

                                                                          Amount
                                                     -------------------
        Video Game Library                       $             222,752
        Vehicles                                                12,983
        Computers and software                                 547,256
        Leasehold improvements                                  15,854
        Furnishings                                            104,814
                                                    -------------------
                                                                         903,659
        Less: accumulated depreciation
        and amortization                                       621,783
                                                    -------------------
        Fixed assets, net                        $             281,876
                                                    ===================

Note 6 - Accrued Liabilities

   Accrued liabilities consist of the following at September 30, 2006:

                                                                          Amount
                                                     -------------------

        Payroll, vacations and related           $             153,609
        Payroll taxes                                           65,379
        Business taxes                                          47,418
        Other expenses                                          36,486
        Interest                                               122,997
                                                    -------------------
        Total Accrued Liabilities                $             425,889
                                                    ===================

Note 7 - Related Party Transactions

   As of and for the year ended September 30, 2006, the Company had the following transactions with related parties:

a A public company, managed, directed and partially owned by two of the officers, stockholders and directors of the Company. Accounts payable - trade and accrued expenses totaling $36,110. In addition, at September 30, 2006, the public company owes the Gottaplay $7,354 for networking services. The Company is also committed to a forty-eight month operating lease for personal property with this party public company. See "personal property" in Note 16 for details of the lease. During fiscal year ended September 30, 2006, Gottaplay received services from the public company totaling $122,477.

   The Company also owes $7,500 to the public company on an open account and payable on demand.

   As of July 17, 2006, the Company owed the public company a total of $469,466 in the form of a promissory note, accounts payable, accrued interest and loans. These debts were converted into 447,111 shares of common stock. The value of the stock was determined on the date of conversion at the close of trading, which was $1.05 per share.

b Three entities are owed $765,082. These notes and loans are all considered as a current liability. Applicable interest rates range from 4.00% to 18%, and the details of the related party obligations are: (i.)Note payable for $55,982 to a Director of the Board, 9.5% interest, unsecured, (ii.), Note payable for $59,000 to an officer of the Company, 18% interest, secured with personal property, and (iii.) Notes and loans totaling $650,100 to an investor/stockholder, 4% interest on the notes, and all debt is unsecured.

c A private company owned and managed by two of the Company's officers and stockholders: The amount due is $8,715. This amount is unsecured, non-interest bearing and due on demand.

d Two officers/stockholders, for an aggregate amount of $6,971. These obligations are unsecured, without interest and due on demand.

Note 8 - Notes Payable and Other Loans

   The Company has nine notes payable at September 30, 2006 totaling $387,274. These notes bear interest ranging from 7.79 % to 18.0% per annum. Three notes, totaling $63,376, are collateralized by personal property of the Company, and six notes totaling $323,899, do not carry any collateral. The long-term portion of these notes is estimated at $85,234.

   Estimated future minimum principal maturities are:

        Fiscal Years Ended September 30:                Amount
                                                     ----------------
                      2007                       $      62,088
                      2008                              23,146
                                                    ----------------
                                                 $      85,234
                                                    ================

   Note 9 - Secured Convertible Debentures

   In April 2005, the Company issued a total of $700,000 of 6% secured convertible debentures, under two separate private financing transactions. Both debentures are secured by certain assets and property of the Company. Pursuant to terms of these debentures, the Company, in anticipation and the consummation of any merger agreement, must place into escrow 1,916,667 shares of $0.001 par value common stock, which upon the effective date of merger, and will deliver said shares of common stock to the holder of Debentures A and B . Conversion terms of each of the private financing transactions, are as follows:

   DEBENTURE A - $699,600. The conversion price for this debenture in effect on any conversion date shall be the lesser of (a) one hundred twenty percent (120%) of the average closing bid price per share of the common stock during the five
(5) trading days immediately preceding the closing date (the "fixed conversion price"); and, (b) ninety percent (90%) of the lowest bid price per share of the common stock during the fifteen (15) trading days immediately preceding the conversion date (the "floating conversion price"). The maturity date of this debenture is April 11, 2007.

   DEBENTURE B - $400. The conversion price for this debenture in effect on any conversion date shall be $0.001 (the "conversion price"). The maturity date for this debenture is April 11, 2008.

   As of September 30, 2006, the Company owes $464,600 on Debenture A, and $400 on Debenture B. However, on October 18, 2006 both debentures plus accrued interest were paid in full and the 1,916,667 shares of common stock held in escrow were also assigned to investor group on October 2006. See also Note 17.

Note 10 - Capitalized Lease Obligations

   The Company is leasing various equipment under three non-cancelable capital leases that expire at various dates through September 2007. The total obligation under the capital leases has been recorded in the accompanying consolidated balance sheet at the net present value of the future minimum lease payments, discounted at an interest rate of 10%. The net book value of capitalized equipment was approximately $77,000 at September 30, 2006.

    Minimum future obligations                        $        28,588
    Less amount representing interest                           1,542
                                                          ------------
    Present value of net minimum obligation           $        27,046
                                                          ============

   Note 11 - Stockholders' Deficit, Options and Warrants

PREFERRED STOCK

   The Company is authorized to issue 5,000,000 shares of its $0.001 par value preferred stock. As of September 30, 2006, no shares are issued and outstanding.

COMMON STOCK

   The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock. This class of stock allows a stockholder one vote for each share of common stock held.

   As of September 30, 2006, the issued and outstanding shares of the Company's $0.001 par value common stock were 28,893,433 shares.

TREASURY STOCK

   The Company has 5,417 shares of common stock in treasury. These shares have a cost basis of $379, or approximately $0.42 per share.

OPTIONS

   During fiscal year ended September 30, 2006, the Company granted 2,207,000 options, each with an exercise price of $0.50 per share, and all options will expire in February 2016. Each optionee was fully vested at the grant date. Options were granted as follows to: (a.)Three employees - 1,250,000; (b.) A director - 500,000; and, (c.) Non-employees - 457,000.

   These options were recognized in the accompanying consolidated financial statements in accordance with SFAS 123R and valued using the Black-Scholes option pricing model with a total expense of $32,049.

   No options were exercised during the fiscal year. Accordingly 2,207,000 were outstanding as of September 30, 2006.

WARRANTS

   During the fiscal year ended September 30, 2006, the Company granted 922,309 warrants to purchase shares of common stock. These warrants were issued in conjunction with the terms of certain debts which were either converted into shares of common stock on July 17, 2006, or in consideration for extending the due date on a certain promissory note. The warrants carry exercise prices ranging between $1.00 and $1.50 per share and will expire in May 2007 and July 2007. As of September 30, 2006, there were 922,309 warrants outstanding.

   Note 12 - Segment Reporting

   The Company operates in two principal business segments, as more fully describe in Note 1. The following table sets forth the information for the Company's reportable segments and a reconciliation for the year ended September 30, 2006. The Company did not have operating segments in fiscal 2005.

                                                     Internet Service
                                     On-line Game        Provider
                                   Rental Division       Division          Totals
                                   -------------------------------------------------------
Net sales ...................      $   127,257       $   337,274       $   464,531
Cost of sales ...............          150,598           171,137           321,735
Interest expense ............           66,009            19,642            85,651
Depreciation and amortization           95,176            20,365           115,541
Corporate and other expense .        1,698,706           215,821         1,914,527
Loss from segment operations        (1,883,232)          (89,691)       (1,972,923)

Capitalized expenditures ....           71,927             2,737            74,664
Assets ......................          120,315         1,558,634         1,678,949

   Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. This standard requires segmentation based on our internal organization and reporting of revenue and operating income or loss based upon internal accounting methods. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

   Because of the Company's integrated business structure, operating costs of one segment may directly or indirectly benefit the other segment. Therefore, these segments are not designed to precisely measure operating income or loss directly related the products included in each segment. As inter-segment costs are incurred in the future, management will accordingly recognize or estimate the alignment of these certain costs, and plan to evaluate the alignments on a regular basis.

   The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 2.

   Note 13 - Income Taxes

   Deferred tax assets and liabilities are recognized based on the anticipated future tax effects arising from the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases of assets and liabilities using enacted tax rates. The following is a reconciliation of the Federal and state statutory income tax amount to the provision for income taxes for the year ended September 30, 2006:



 Tax benefit at federal and state statutory rates at 35%     $         (684,000)
 Permanent differences                                                    17,000
 Temporary differences                                                   312,000

 Other                                                                   (4,500)
                                                                ----------------
                                                                       (359,500)
 Increase in valuation allowance                                         359,500
                                                                ----------------
                                                             $                --
                                                                ================


   The significant components of the Company's deferred tax at September 30, 2006 are as follows:


  Deferred tax assets:
    Net operating loss carryforwards                              $     565,000
    Deferred and pre-billed revenues                                     88,000
    Accrued vacation benefits                                            25,000
    Accrued taxes                                                           500
    Basis of disposed assets                                              4,000
    Depreciation                                                         62,000
                                                                 ---------------
    Total deferred tax assets                                           744,500
                                                                 ---------------
  Deferred tax liabilities:
    Amortization                                                         71,000
                                                                 ---------------
    Total deferred tax liabilities                                       71,000
                                                                 ---------------
  Net deferred tax assets before valuation allowance                    673,500
  Less: Valuation allowance                                           (673,500)
                                                                 ---------------
                                                                   $        --
                                                                  ==============

   For the year ended September 30, 2006, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At September 30, 2006, the Company had approximately $1,615,000 of net operating losses available to offset future federal and state taxable income. The net operating loss carryforwards, if not utilized, will begin to expire in 2024. Utilization of these carryforwards is significantly dependent on future taxable income, and, any future tax benefit may be further limited due to a change of control in the Company's ownership as defined by the Internal Revenue Code, Section 382.

   For financial reporting purposes, the Company has incurred a loss since its inception and based on the available objective evidence, including the Company's history of losses, management conservatively believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at September 30, 2006.

Note 14 - Employee Retirement Plan

   On July 7, 2004, the legal acquirer adopted a 401(K) & Profit Sharing Plan. The plan is primarily funded by voluntary employee contributions. The Company may, at the sole discretion of the Trustees, contribute stock or cash to the profit sharing plan.

Note 15 - Supplemental Cash Flow Information

   Supplemental disclosures of cash flow information for the years ended September 30, 2006 and 2005, respectively, are summarized as follows:

   NON-CASH INVESTING AND FINANCING

   Non-cash investing and financing activities included the following for the years ended:


                                                                                 September 30,
                                                                             2006             2005
                                                                         -------------    ------------
Net assets received from reverse merger ............................     $  280,475      $  --
Convert  notes  payable,  accounts  payable and accrued  liabilities
   into shares of common stock .....................................        781,848         --
Issuance of common stock recorded as prepaid service
   compensation in conjunction with services to be rendered by
   non-employees ...................................................      3,000,000         --
Convert amounts due to related party into a promissory note payable         333,837         --
Convert accounts payable due to related party into amended
   promissory note payable .........................................         57,859         --
Issuance of shares of common stock and promissory notes for
  acquisitions of internal use software and video game library disks             --       139,000



   SUPPLEMENTAL CASH FLOWS INFORMATION

   For the years ended, the Company paid cash for:

                                      September 30,
                                   2006             2005
                               -------------    --------------
Interest                          $ 4,979            $ --
Taxes                                  --              --

   Note 16 - Commitments and Contingencies

   FACILITIES

   The Company conducts a substantial portion of its operations utilizing leased facilities. The Company is obligated on three:

a.) one for its corporate headquarters located in Gig Harbor, Washington, b.) one distribution center located in the Anaheim, California, and c.) a operational facility located in Bremerton, Washington.

   Future minimum operating lease payments are:

                                               Years ending September 30:
                                            ---------------------------------
                                            2007                  $   97,000
                                            2008                      39,400
                                            2009                      13,900
                                            2010                          --
                                                                  -----------
                                                                       $ 150,300
                                                                  ===========

   For the years ended September 30, 2006 and 2005, rental expense totaled approximately $93,500 and $42,700, respectively.

   PERSONAL PROPERTY

   The Company entered into a personal property lease for a term of forty-eight months with a related party. The Company is leasing computers, printers and other technology equipment necessary to conduct the day-to-day operations. Terms require a base rent of approximately $735 per month and applicable sales taxes.

Rents may increase from time to time due to the Company needing additional equipment as it expands its operations and network of distribution centers. (See also Note 7a.)

   Future minimum operating lease payments are:

                                               Years ending September 30:
                                            ---------------------------------
                                                2007           $    8,800
                                                2008                8,800
                                                2009                7,500
                                                2010                  --
                                                                  --------
                                                                        $ 25,100
                                                                  ========

   For the periods ended September 30, 2006 and 2005, rental expense for personal property was approximately $8,000 and $1,500 respectively.

   INDEPENDENT CONTRACTORS

   During the year ended September 30, 2006 and to the date of this report, the Company has utilized continuing and recurring services of several independent contractors. Generally, these contractors' agreements are short term and subject to successive automatic renewal provisions. There are approximately eight contractors at any one time and are paid between $2,500 per month and $4,000. In the opinion of management, these individuals are not employees.

   COMMITMENTS FOR DISTRIBUTION CENTERS

   The Company generally enters into contractual arrangements with independent entities for the regional distribution of video games to its customers and receives into inventory when returned. Each agreement is essentially the same and generally has the following terms:

a  Monthly payments of approximately $2,500,

b Six-month duration, with an automatic successive renewal provision for six months, and

c Notification of termination by either party must be in writing and submitted 30 days prior to the end of term.

   Total monthly distribution contractor fees approximate $10,100.

   LITIGATION AND CLAIMS

   The Company is subject to several other legal proceedings and business disputes involving ordinary and routine claims. The ultimate legal and financial liability with respect to such matters cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements. Estimates for losses from litigation are made after consultation with outside counsel. If estimates of potential losses increase or the related facts and circumstances change in the future, the Company may be required to record either more or less litigation related expense.

   It is management's opinion that none of the open matters at September 30, 2006, nor to January 10, 2007, will have a material adverse effect on the Company's financial condition or operations.

   CONSULTING AGREEMENT

   On July 25, 2006, The Company entered into a one year consulting agreement with an investor relations firm. Duties of the consultant are to assist the Company in raising capital, developing and implementing corporate strategies, introducing the Company to new financial communities, and represent the Company in investors' communications and public relations.

   The Company issued 2 million shares of par value common stock per terms of the agreement. The stock was valued at $1.50 per share at the close of market on July 25, 2006. In addition, if the Consultant introduces the Company to a lender or an equity purchaser and ultimately causes financing, it may also earn a "finder's fee" fee equal to 5% of gross funding received by the Company. The fee is payable in cash.

   EMPLOYMENT AGREEMENT

   The Company has an employment agreement with a corporate officer which was executed on the effective date of the merger. Terms require a base salary of $123,600 per year, plus traditional company benefits, for a minimum of two (2) years. Employee is also eligible for bonuses at the discretion of the compensation committee.

   The agreement also provides for an issuance of common stock warrants. These warrants have not been granted as of the date of this report and the number of warrants to be granted have not yet been determined. Additional terms of a future grant, state that these warrants may be exercised at any time, no earlier than 12 months from the issuance date and no later than 60 months from the anniversary date of the grant. The warrants would also vest immediately.

Note 17 - Subsequent Events

   PRIVATE PLACEMENT FINANCING

   In October 2006, the Company consummated a private placement financing agreement with four investors for a total of $1,250,000, of which these funds will be distributed over two phases. The Company received in October and November 2006 $312,500 for the first phase, in the form of four convertible secured 9% promissory notes. These obligations are due within one year of each note's issuance and are convertible into 250,000 shares of par value common stock, valued at $1.25 per share. In conjunction with these notes, the Company granted warrants, with terms as follows:

a 250,000 warrants exercisable within two years from the date of grant at $1.50 per share, and

b 250,000 warrants exercisable within three years from the date of grant at $2.50 per share.

   The Company has also received $155,500 which will be applicable to the second level of funding under this financial arrangement.

   SECURED CONVERTIBLE DEBENTURES

   In October 2006, the Company paid off the 6% secured convertible debentures, plus the accrued interest, with borrowings from certain investors. As part of the payoff, the investors were also issued the 1,916,667 shares of common stock held in escrow for the benefit of the debenture holders until the debentures, plus accrued interest were fully paid off.

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